Exhibit 10.44

DISTRIBUTION AND TRANSFER AGREEMENT

This Distribution and Transfer Agreement (this “Agreement”) is entered into as of February 18, 2005 by and among Rainbow Regional Holdings LLC, a Delaware limited liability company (“Rainbow RPP Partner”), Fox Sports RPP Holdings, Inc., a Delaware corporation (“Fox RPP Partner”), Rainbow National Sports Holdings LLC, a Delaware limited liability company (“Rainbow NSP Partner”), Fox Sports Net National Network Holdings II, LLC, a Delaware limited liability company (“Fox NSP Partner II”), Rainbow Advertising Holdings LLC, a Delaware limited liability company (“Rainbow NAP Partner”), Fox Sports Net National Ad Sales Holdings II, LLC, a Delaware limited liability company (“Fox NAP Partner II”), Rainbow Media Holdings, LLC, a Delaware limited liability company (“RMH” and, collectively with Rainbow RPP Partner, Rainbow NSP Partner and Rainbow NAP Partner, the “Rainbow Parties”), Fox Sports Net Bay Area Holdings, LLC, a Delaware limited liability company (“Fox Former Pacific Partner”), Regional Pacific Holdings II, L.L.C., a Delaware limited liability company (“RPP Pacific Partner II”), Fox Sports Net Chicago Holdings, LLC, a Delaware limited liability company (“Fox Former Chicago Partner”), Fox Sports Net, Inc., a Delaware corporation (“Fox Sports Net” and, collectively with Fox RPP Partner, Fox NSP Partner II, Fox NAP Partner II, Fox Former Pacific Partner and Fox Former Chicago Partner, the “Fox Parties”).  Capitalized terms used but not otherwise defined herein shall have the meanings set forth in Section 1.1 hereof.

RECITALS

WHEREAS, Rainbow RPP Partner and Fox RPP Partner own Regional Programming Partners, a New York general partnership (“RPP”), which owns all of the membership interests or common stock, as applicable, of the following 19 entities:

A.                                   Radio City Networks Holdings I, LLC, a Delaware limited liability company (“RPP Radio City Partner I”);

B.                                     Radio City Networks Holdings II, LLC, a Delaware limited liability company (“RPP Radio City Partner II”);

C.                                     Regional NE Holdings I LLC, a Delaware limited liability company (“RPP NE Partner I”);

D.                                    Regional NE Holdings II, L.L.C., a Delaware limited liability company (“RPP NE Partner II”);

E.                                      Regional MSG Holdings LLC, a Delaware limited liability company (“RPP MSG Partner I”);

F.                                      Rainbow Garden Corporation, a Delaware corporation (“RPP MSG Partner II”);

G.                                     Regional Ohio Holdings I LLC, a Delaware limited liability company (“RPP Ohio Partner I”);

H.                                    Regional Ohio Holdings II LLC, a Delaware limited liability company (“RPP Ohio Partner II”);

I.                                         Metro Channel Holdings I, LLC, a Delaware limited liability company (“RPP Metro Channel Partner I”);

J.                                        Metro Channel Holdings II, LLC, a Delaware limited liability company (“RPP Metro Channel Partner II”);

K.                                    Regional Cincinnati Holdings I LLC, a Delaware limited liability company (“RPP Cincinnati Partner I”);

L.                                      Regional Cincinnati Holdings II LLC, a Delaware limited liability company (“RPP Cincinnati Partner II”);

M.                                 SC Florida Holding Company, L.L.C., a Delaware limited liability company (“RPP Florida Partner I”);

N.                                    SportsChannel Florida Holding Company, L.L.C., a Delaware limited liability company (“RPP Florida Partner II”);

O.                                    Regional Pacific Holdings LLC, a Delaware limited liability company (“RPP Pacific Partner I”);

P.                                      Regional Pacific Holdings II, L.L.C., a Delaware limited liability company (“RRP Pacific Partner II”);

Q.                                    Regional Chicago Holdings, L.L.C., a Delaware limited liability company (“RPP Chicago Partner I”);

R.                                     Regional Chicago Holdings II, L.L.C., a Delaware limited liability company (“RPP Chicago Partner II”); and

S.                                      WSN, LLC, a Delaware limited liability company (“WSN”).

WHEREAS, Rainbow NSP Partner and Fox Sports Net National Network Holdings, LLC, a Delaware limited liability company (“Fox NSP Partner I”), own National Sports Partners, a New York general partnership (“NSP”), which, among other things, owns and operates a national sports network under the name Fox Sports Net.

WHEREAS, Rainbow NAP Partner and Fox Sports Net Ad Sales Holdings LLC, a Delaware limited liability company (“Fox NAP Partner I”), own National Advertising Partners, a New York general partnership (“NAP”), which, among

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other things, owns and operates a national advertising business to sell advertising for national and regional sports networks.

Pursuant to this Agreement:

1.                                       RMH shall contribute $100,000 of cash to RPP and in consideration thereof shall receive a 0.1% general partnership interest in RPP;

Thereafter, in simultaneous transactions:

2.                                       The note payable (the “Pacific Note”) issued by RPP Pacific Partner II to Fox Former Pacific Partner shall be assigned by Fox Former Pacific Partner to Fox RPP Partner and then shall be contributed by Fox RPP Partner to RPP as a capital contribution for no additional ownership interest or percentage interest and the security interest in the partnership interest in SportsChannel Pacific Associates owned by RPP Pacific Partner II for the benefit of Fox Former Pacific Partner shall be released and terminated and RPP shall contribute the Pacific Note to RPP Pacific Partner II as a capital contribution;

3.                                       The note payable (the “Chicago Note”) issued by RPP Chicago Partner II to Fox Former Chicago Partner shall be assigned by Fox Former Chicago Partner to Fox RPP Partner and then shall be contributed by Fox RPP Partner to RPP as a capital contribution for no additional ownership interest or percentage interest and the security interest in the partnership interest in SportsChannel Pacific Associates owned by RPP Pacific Partner II for the benefit of Fox Former Chicago Partner shall be released and terminated and RPP shall contribute the Chicago Note to RPP Chicago Partner II as a capital contribution;

4.                                       RPP shall form Pacific Regional Programming Partners, a New York general partnership (“Pacific RPP”), and shall contribute all of its right, title and interest in its ownership interests in the following entities to Pacific RPP:

•                  RPP Pacific Partner I; and

•                  RPP Pacific Partner II.

5.                                       The Notes shall be cancelled;

6.                                       RPP shall distribute all its right, title and interest in a 60% general partnership interest in Pacific RPP to Rainbow RPP Partner or its designee;

7.                                       RPP shall redeem all of the partnership interests in RPP owned by Fox RPP Partner in exchange for all RPP’s right, title and interest in a 40% general partnership interest in Pacific RPP and its ownership interests in the following entities (collectively, the “Fox Distributed Entities”):

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•                  RPP Ohio Partner I;

•                  RPP Ohio Partner II;

•                  RPP Cincinnati Partner I;

•                  RPP Cincinnati Partner II;

•                  RPP Florida Partner I; and

•                  RPP Florida Partner II.

8.                                       The partnership agreement of Pacific RPP shall be executed and delivered substantially in the form set forth in Exhibit A hereto;

9.                                       Fox RPP Partner shall release and terminate all of its right, title and interest in its membership interest in MSG Flight Operations, LLC;

10.                                 In consideration of the payment of $1.00 from Fox NSP Partner II to Rainbow NSP Partner, RMH shall cause Rainbow NSP Partner to transfer all of its right, title and interest to its entire general partnership interest in NSP to Fox NSP Partner II;

11.                                 In consideration of the payment of $1.00 from Fox NAP Partner II to Rainbow NAP Partner, RMH shall cause Rainbow NAP Partner to transfer all of its right, title and interest to its entire general partnership interest in NAP to Fox NAP Partner II;

12.                                 Rainbow RPP Partner shall cause each of SportsChannel Associates, SportsChannel New England Limited Partnership, SportsChannel Pacific Associates and SportsChannel Chicago Associates to enter into amended and restated affiliation agreements with NSP in the form set forth in Exhibit B hereto and such entities and MSG shall enter into amended and restated advertising representation agreements with NAP in the form set forth in Exhibit C hereto; and

13.                                 The parties shall execute mutual releases in the form set forth in Exhibit D hereto.

TERMS OF AGREEMENT

In consideration of the mutual representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

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ARTICLE I

DEFINITIONS

Section 1.1                                      Defined Terms.  As used herein the following terms shall have the following meanings:

“Acquiror” has the meaning set forth in Section 8.2(c) hereof

“Advertising Representation Agreement Amendments” means the advertising representation agreements between each of SportsChannel Associates, SportsChannel New England Limited Partnership, the Pacific Partnership, MSG and the Chicago Partnership, on the one hand, and NAP, on the other hand, substantially in the form of Exhibit C hereto.

“Affiliate” shall have the meaning ascribed to it in Rule 405 of the rules promulgated under the Securities Act, as in effect on the date hereof.

“Affiliation Agreement Amendments” means the affiliation agreements between each of SportsChannel Associates, SportsChannel New England Limited Partnership, the Pacific Partnership and the Chicago Partnership, on the one hand, and NSP, on the other hand, substantially in the form of Exhibit B hereto.

“Agreement” shall mean this Distribution and Transfer Agreement including all Exhibits and Schedules hereto.

“Basket Amount” has the meaning set forth in Section 10.2(a).

“Business Employee” means any employee, consultant or independent contractor who is on the payroll of Fox Distributed Partnerships, Fox Distributed Entities or any of their respective ERISA Affiliates (including, without limitation, any employee, consultant or independent contractor who is paid through a payroll service), who is employed by or associated with Fox Distributed Partnerships or Fox Distributed Entities, and whose services are primarily related to the Fox Distributed Partnerships or Fox Distributed Entities, whether such employee is actively at work or on leave of absence, disability or medical leave.

“Cablevision” means Cablevision Systems Corporation, a Delaware corporation.

“Chicago Note” means the note payable, dated as of December 12, 2003, issued by RPP Chicago Partner II to Fox Former Chicago Partner.

“Chicago Partnership” means SportsChannel Chicago Associates, a New York general partnership.

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“Cincinnati Partnership” means SportsChannel Cincinnati Associates, a New York general partnership.

“Closing” has the meaning specified in Article III of this Agreement.

“Closing Date” has the meaning specified in Article III of this Agreement.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consent” has the meaning set forth in Section 4.3 hereof.

“Contract” means any indenture, lease, sublease, loan agreement, mortgage, note, commitment, obligation or other contract, agreement or instrument, whether written or oral.

“Covered Interest” has the meaning set forth in Section 8.2(a) hereof.

“Covered Region” means the New York Region or the Pacific Region.

“Employee Benefit Plan” has the meaning specified in Section 7.6(a) hereof.

“Employing Partnership” has the meaning specified in Section 8.8 hereof.

“Employment Period” has the meaning specified in Section 8.8 hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any entity means any other entity (whether or not incorporated) that, together with such entity, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“FCS Agreement” has the meaning specified in Section 11.13.

“Financial Statements” means, for the Florida Partnership and for the Cincinnati Partnership and Ohio Partnership in the aggregate, the statement of operations for the year ended December 31, 2004 and the balance sheet as of December 31, 2004, in each case prepared in accordance with GAAP applied on a consistent basis through the periods presented (subject to the inclusion of footnotes and other adjustments in connection with the preparation of audited financial statements, which are not expected to be material in amount).

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“Florida Partnership” means SportsChannel Florida Associates, a New York general partnership.

“Florida Region” means the state of Florida.

“Fox Cable” has the meaning specified in Section 11.13.

“Fox Distributed Entities” means RPP Cincinnati Partner I, RPP Cincinnati Partner II, RPP Florida Partner I, RPP Florida Partner II, RPP Ohio Partner I and RPP Ohio Partner II.

“Fox Distributed Partnerships” means Cincinnati Partnership, Florida Partnership and Ohio Partnership.

“Fox Former Chicago Partner” means Fox Sports Net Chicago Holdings, LLC, a Delaware limited liability company.

“Fox Former Pacific Partner” means Fox Sports Net Bay Area Holdings, LLC, a Delaware limited liability company.

“Fox Indemnified Parties” has the meaning set forth in Section 10.2(b).

“Fox Indemnified Liability” has the meaning set forth in Section 10.2(b).

“Fox Indemnifying Parties” has the meaning set forth in Section 10.2(a).

“Fox NAP Partner I” means Fox Sports Net National Ad Sales Holdings II, LLC, a Delaware limited liability company.

“Fox NAP Partner II” means Fox Sports Net National Ad Sales Holdings, LLC, a Delaware limited liability company.

“Fox NSP Partner I” means Fox Sports Net National Network Holdings, LLC, a Delaware limited liability company.

“Fox NSP Partner II” means Fox Sports Net National Network Holdings II, LLC, a Delaware limited liability company.

“Fox Pacific Restriction Date” means the day on which either (i) Fox RPP Partner (or any Affiliate of Fox RPP Partner) or (ii) Rainbow RPP Partner Sub (or an Affiliate of Rainbow RPP Partner Sub) ceases to be a partner of the Pacific Partnership, unless, in either case, the transferee of or successor to such partnership interest agrees to be bound by the provisions of Section 8.2(c), in which event, (a) if Fox RPP Partner (or any Affiliate of Fox RPP Partner) is the party that has ceased to be a partner of the Pacific Partnership, the Fox Pacific Restriction Date shall be deferred for two (2) years from such date, or (b) if Rainbow RPP Partner Sub (or an Affiliate of Rainbow RPP Partner Sub) is the party that has ceased to be a partner of the Pacific Partnership, the Fox Pacific

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Restriction Date shall be deferred and such transferee or successor shall thereafter be treated as Rainbow RPP Partner Sub when applying clause (ii) of this definition of the Fox Pacific Restriction Date.

“Fox Parties” means Fox RPP Partner, Fox NSP Partner II, Fox NAP Partner II, Fox Sports Net, Fox Former Pacific Partner and Fox Former Chicago Partner.

“Fox Release” means the Release executed by Fox Sports Net, on behalf of itself and its subsidiaries and affiliates, substantially in the form attached as Exhibit D-2.

“Fox RPP Partner” means Fox Sports RPP Holdings, Inc., a Delaware corporation.

“Fox Sports Net” means Fox Sports Net, Inc., a Delaware corporation.

“GAAP” shall mean generally accepted accounting principles in the United States as in effect from time to time and as consistently applied.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any entity or official exercising executive, legislative, judicial regulatory or administrative functions of or pertaining to government.

“Hart-Scott Rodino Act” means the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Parties” has the meaning specified in Section 10.2(a) hereof.

“Indemnifying Parties” has the meaning specified in Section 10.2(a) hereof.

“League Consents” means the consent and approval of the National Basketball Association and the National Hockey League to the distribution of MSG Partner I and MSG Partner II from RPP to Rainbow RPP Partner and the other transactions contemplated hereby.

“Liabilities” means any and all debts, liabilities to pay money and obligations to pay money, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable.  For the avoidance of doubt, the term Liabilities is not intended to include obligations of a Person to perform under or comply with any law, action, judgment or Contract (in each case, other than an obligation to pay money) but would include such obligations if there has been a default or failure to perform or comply by such Person with any such obligation if such default or failure would, with the giving of notice or passage of time or both, reasonably be expected to result in a monetary obligation.

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“Liability Limit” has the meaning specified in Section 10.2(a) of this Agreement.

“Lien” means any mortgage, pledge, security interest, encumbrance, restriction, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof, the filing of or agreement to give any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction in connection with such mortgage, pledge, security interest, encumbrance, restriction, lien or charge).

“Losses” has the meaning specified in Section 10.2(a) of this Agreement.

“Material Contract” has the meaning specified in Section 7.4 of this Agreement.

“Metro Channel” means Metro Channel, L.L.C., a Delaware limited liability company.

“MSG” means Madison Square Garden, L.P., a Delaware limited partnership.

“NAP” means National Advertising Partners, a New York general partnership.

“NAP Transferred Interest” means the fifty percent (50%) general partnership interest in NAP being transferred by Rainbow NAP Partner to Fox NAP Partner II.

“New England Partnership” means SportsChannel New England Limited Partnership, a Connecticut limited partnership.

“New York Region” means the geographic region listed on Schedule 1.1.

“Notes” means collectively the Pacific Note and the Chicago Note.

“NSP” means National Sports Partners, a New York general partnership.

“NSP Transferred Interest” means the fifty percent (50%) general partnership interest in NSP being transferred by Rainbow NSP Partner to Fox NSP Partner II.

“Ohio Partnership” means SportsChannel Ohio Associates, a New York general partnership.

“Order” has the meaning specified in Section 9.1(b) hereof.

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“Pacific Note” means the note payable, dated as of December 12, 2003, issued by RPP Pacific Partner II to Fox Former Pacific Partner.

“Pacific Partnership” means SportsChannel Pacific Associates, a New York general partnership.

“Pacific Region” means the geographic regions listed on Schedule 1.2.

“Pacific RPP” means Pacific Regional Programming Partners, a New York general partnership.

“Pacific RPP Partnership Agreement” means the General Partnership Agreement of Pacific Regional Programming Partners, dated the Closing Date, substantially in the form of Exhibit B hereto.

“Partner Loans” means loans made by the partners of the Partnership to the Partnership pursuant to the terms of the Partnership Agreement.

“Partnerships” means each of RPP, NSP, NAP, Radio City Networks, the New England Partnership, MSG, the Ohio Partnership, Metro Channel, the Cincinnati Partnership, the Florida Partnership, the Pacific Partnership, the Chicago Partnership and WSN.

“Pay Television” means any method, whether presently existing or hereafter developed, of distribution or dissemination (whether microwave, satellite, over-the-air, fiber-optics or otherwise) of video, audio and/or similar signals other than by means of conventional over-the-air broadcast television, and shall be deemed to include without limitation cable television, any other form of wire delivery, over-the-air pay television, multipoint distribution system television, direct to home satellite television, TVRO, DBS, subscription television, computer distribution (e.g., Internet), pay-per-view television, low power television and closed circuit television, whether positioned on a premium, basic or other basis.

“PBGC” has the meaning specified in Section 7.6(f) hereof.

 “Person” means an individual, partnership, limited liability company, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity, of whatever nature.

 “Pledge Agreement” means the Pledge Agreement, dated as of December 12, 2003, by and among the RPP Pacific Partner I, RPP Pacific Partner II, Fox Former Pacific Partner and Fox Former Chicago Partner.

“Programming Rights” has the meaning set forth in Section 8.2(a) hereof.

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“Radio City Networks” means Radio Networks LLC, a Delaware limited liability company.

“Rainbow Indemnified Parties” has the meaning set forth in Section 10.2(a).

“Rainbow Indemnified Liability” has the meaning set forth in Section 10.2(a).

“Rainbow Indemnifying Parties” has the meaning set forth in Section 10.2(b).

“Rainbow NAP Partner” means Rainbow Advertising Holdings LLC, a Delaware limited liability company.

“Rainbow NSP Partner” means Rainbow National Sports Holdings LLC, a Delaware limited liability company.

“Rainbow Pacific Restriction Date” means the day on which either (i) Fox RPP Partner (or any Affiliate of Fox RPP Partner) or (ii) Rainbow RPP Partner Sub (or an Affiliate of Rainbow RPP Partner Sub) ceases to be a partner of the Pacific Partnership, unless, in either case, the transferee of or successor to such partnership interest agrees to be bound by the provisions of Section 8.2(c), in which event, (a) if Rainbow RPP Partner Sub (or any Affiliate of Rainbow RPP Partner Sub) is the party that has ceased to be a partner of the Pacific Partnership, the Rainbow Pacific Restriction Date shall be deferred for two (2) years from such date, or (b) if Fox RPP Partner (or an Affiliate of Fox RPP Partner) is the party that has ceased to be a partner of the Pacific Partnership, the Rainbow Pacific Restriction Date shall be deferred and such transferee or successor shall thereafter be treated as Fox RPP Partner when applying clause (i) of this definition of the Rainbow Pacific Restriction Date.

“Rainbow Parties” means RMH, Rainbow NAP Partner, Rainbow NSP Partner and Rainbow RPP Partner.

“Rainbow Release” means the Release executed by RMH, on behalf of itself and its subsidiaries and affiliates, substantially in the form attached as Exhibit D-1.

“Rainbow RPP Partner” means Rainbow Regional Holdings LLC, a Delaware limited liability company.

“Rainbow RPP Partner Sub” means Rainbow Regional Holdings Sub LLC, a Delaware limited liability company.

“Rainbow RSNs” has the meaning specified in Section 11.13.

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“Regional” shall mean a Pay Television sports programming service featuring sporting events and other sports programming on a local or regional basis in regions in the United States, and in which Fox Sports Net or RMH (or their respective Affiliates), or both, has an ownership interest on the date hereof.

“Releases” means, collectively, the Fox Release and the Rainbow Release.

“Requirement of Law” means as to any Person, any domestic or foreign and federal, state or local law, rule, regulation, statute or ordinance or determination of any arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its properties or to which such Person or any of its property is subject.

“RMH” means Rainbow Media Holdings, LLC, a Delaware limited liability company.

“RNC Agreement Amendments” means the amendments to the agreements between Rainbow Network Communications and each of Fox Sports Net Ohio and Fox Sports Net Florida, substantially in the form attached as Exhibit E hereto.

“RPP” means Regional Programming Partners, a New York general partnership.

“RPP Chicago Partner I” means Regional Chicago Holdings, L.L.C., a Delaware limited liability company.

“RPP Chicago Partner II” means Regional Chicago Holdings II, L.L.C., a Delaware limited liability company.

“RPP Cincinnati Partner I” means Regional Cincinnati Holdings I LLC, a Delaware limited liability company.

“RPP Cincinnati Partner II” means Regional Cincinnati Holdings II LLC, a Delaware limited liability company.

“RPP Florida Partner I” means SC Florida Holding Company, L.L.C., a Delaware limited liability company.

“RPP Florida Partner II” means SportsChannel Florida Holding Company, L.L.C., a Delaware limited liability company.

“RPP Metro Channel Partner I” means Metro Channel Holdings I, LLC, a Delaware limited liability company.

“RPP Metro Channel Partner II” means Metro Channel Holdings II, LLC, a Delaware limited liability company.

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“RPP MSG Partner I” means Regional MSG Holdings LLC, a Delaware limited liability company.

“RPP MSG Partner II” means Rainbow Garden Corporation, a Delaware corporation.

“RPP NE Partner I” means Regional NE Holdings I LLC, a Delaware limited liability company.

“RPP NE Partner II” means Regional NE Holdings II, L.L.C., a Delaware limited liability company.

“RPP Ohio Partner I” means Regional Ohio Holdings I LLC, a Delaware limited liability company.

“RPP Ohio Partner II” means Regional Ohio Holdings II LLC, a Delaware limited liability company.

“RPP Pacific Partner I” means Regional Pacific Holdings, L.L.C., a Delaware limited liability company.

“RPP Pacific Partner II” means Regional Pacific Holdings II, L.L.C., a Delaware limited liability company.

“RPP Radio City Partner I” means Radio City Networks Holdings I, LLC, a Delaware limited liability company.

“RPP Radio City Partner II” means Radio City Networks Holdings II, LLC, a Delaware limited liability company.

“Securities Act” means the Securities Act of 1933, as amended.

“Side Letter to the Formation Agreement” means the Letter Agreement, dated as of December 18, 1997, by and between Rainbow Media Sports Holdings, Inc. and Fox Sports Net, LLC.

“Taxes” shall mean all taxes, charges, fees, duties, levies, penalties or other assessments, including, without limitation, income, gross receipts, excise, real and personal property, sales, use, transfer, license, payroll, withholding, social security, medicare, franchise, gains, built-in gains, unemployment insurance, workers’ compensation, employer health tax or other taxes, imposed by any Governmental Authority and shall include any interest, penalties or additions to tax attributable to any of the foregoing, including, without limitation, any liability for Taxes as a transferee or successor, by contract or otherwise.

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“Tax Return” shall mean all returns, declarations, reports, forms, estimates, information returns, statements or other documents (including any related or supporting information) filed or required to be filed with or supplied to any Governmental Authority in connection with any Taxes.

“Transaction Documents” means, collectively, this Agreement, the Releases, the Advertising Representation Agreements and the Affiliation Agreement Amendments.

“Transferred Employees” has the meaning specified in Section 8.8 hereof.

“Transferred Interests” means, collectively, the NAP Transferred Interest and the NSP Transferred Interest.

“WSN” means WSN, LLC, a Delaware limited liability company.

Section 1.2                                      Other Definitional Provisions.

(a)                                  All terms defined in this Agreement shall have the defined meanings when used in any certificates, reports or other documents made or delivered pursuant hereto or thereto, unless the context otherwise requires.

(b)                                 Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

(c)                                  The words “hereof,” “herein” and “hereunder,” and words of similar import, when used in this Agreement shall refer to this Agreement as a whole (including any Exhibits or Schedules hereto) and not to any particular provision of this Agreement.

ARTICLE II

DISTRIBUTION AND TRANSFER

Section 2.1                                      Distributions and Transfers.  Subject to the terms and conditions of this Agreement, at the Closing:

(a)                                  RMH shall make a capital contribution of $100,000 in cash to RPP and in consideration thereof shall receive a 0.1% general partnership interest in RPP;

Thereafter, in simultaneous transactions:

(b)                                 the Pacific Note shall be assigned by Fox Former Pacific Partner to Fox RPP Partner and then shall be contributed by Fox RPP Partner to RPP, and the security interest in the general partnership interest in SportsChannel Pacific Associates

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owned by RPP Pacific Partner II pursuant to the Pledge Agreement shall be released and terminated by Fox Former Pacific Partner;

(c)                                  the Chicago Note shall be assigned by Fox Former Chicago Partner to Fox RPP Partner and then shall be contributed by Fox RPP Partner to RPP pursuant to a contribution agreement, and the security interest in the general partnership interest in SportsChannel Pacific Associates owned by RPP Pacific Partner II pursuant to the Pledge Agreement shall be released and terminated by Fox Former Chicago Partner;

(d)                                 the Pacific Note shall be assigned by RPP to RPP Pacific Partner II;

(e)                                  the Chicago Note shall be assigned by RPP to RPP Chicago Partner II;

(f)                                    RPP shall form Pacific RPP and shall contribute all its right, title and interest in RPP Pacific Partner I and RPP Pacific Partner II, representing all of RPP’s interests in RPP Pacific Partner I and RPP Pacific Partner II, to Pacific RPP;

(g)                                 the holder of the Pacific Note shall execute and deliver a release and cancellation releasing, canceling and terminating all obligations of RPP Pacific Partner II under the Pacific Note;

(h)                                 the holder of the Chicago Note shall execute and deliver a release and cancellation releasing, canceling and terminating all obligations of RPP Chicago Partner II under the Chicago Note;

(i)                                     RPP shall distribute all its right, title and interest in a 60% general partnership interest in Pacific RPP to Rainbow RPP Partner;

(j)                                     RPP shall redeem all of the partnership interests owned by Fox RPP Partner in RPP in exchange for all its right, title and interest in a 40% general partnership interest in Pacific RPP and the Fox Distributed Entities, representing all of RPP’s interests in the Fox Distributed Entities, to Fox RPP Partner;

(k)                                  RPP Partner shall execute and deliver the assignment and release agreement in connection with the termination of its interest in MSG Flight Operations, LLC;

(l)                                     In consideration of the payment or $1.00 from Fox NSP Partner II to Rainbow NSP Partners, RMH shall cause Rainbow NSP Partner to sell, transfer, assign, convey and deliver to Fox NSP Partner II its entire general partnership interest in NSP (the “NSP Transferred Interest”); and

(m)                               In consideration of the payment of $1.00 from Fox NAP Partner II to Rainbow NAP Partner, RMH shall cause Rainbow NAP Partner to sell, transfer,

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assign, convey and deliver to Fox NAP Partner II its entire general partnership interest in NAP (the “NAP Transferred Interest” and, collectively with the NSP Transferred Interest, the “Transferred Interests”).

ARTICLE III

CLOSING

Section 3.1                                      Closing.  The transactions contemplated herein shall be consummated at a closing (the “Closing”) to be held at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004 (or at such other place or places as the parties may agree) at 10:00 a.m. on such date (the “Closing Date”) that is three (3) business days subsequent to the date that any applicable Hart-Scott Rodino Act waiting period has expired or been terminated and all other conditions to the Closing, including the receipt of the League Consents, shall have been satisfied or waived.  All transactions at Closing shall be deemed to take place simultaneously and none shall be deemed to take place unless and until all shall have taken place.  The Rainbow Parties collectively and the Fox Parties collectively shall have the right to waive receipt of any documents at Closing.  At the Closing, the following shall occur:

(a)                                  Rainbow RPP Partner and Fox RPP Partner shall cause RPP to deliver the following to the Rainbow Parties and the Fox Parties:

(i)                                     the contribution agreements with respect to the Pacific Note and the Chicago Note;

(ii)                                  the release and termination agreement with respect to the security interest in the general partnership interest in SportsChannel Pacific Associates owned by RPP Pacific Partner II pursuant to the Pledge Agreement;

(iii)                               the assignment agreements with respect to the Pacific Note and the Chicago Note;

(iv)                              the assignment and assumption agreement with respect to the contribution of RPP Pacific Partner I and RPP Pacific Partner II to Pacific RPP;

(v)                                 the contribution agreement with respect to the capital contribution by RMH to RPP;

(vi)                              the assignment and assumption agreements with respect to RPP’s 60% general partnership interest in Pacific RPP;

(vii)                           the assignment and assumption agreement with respect to the redemption of the partnership interest owned by Fox RPP Partner in RPP in exchange for a 40% general partnership interest in Pacific RPP and the Fox Distributed Entities; and

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(viii)                        such other documents as may be necessary in the reasonable opinion of the Rainbow Parties or the Fox Parties to transfer ownership of the 60% general partnership interest in Pacific RPP and the Fox Distributed Entities, free and clear of any Liens, or to evidence the satisfaction of any other obligation of RPP and its subsidiaries hereunder.

(b)                                 The Rainbow Parties shall deliver the following to the Fox Parties:

(i)                                     The contribution agreement with respect to the capital contribution by RMH to RPP;

(ii)                                  the assignment and assumption agreements with respect to a 60% general partnership interest in Pacific RPP;

(iii)                               the assignment and assumption agreements with respect to the Transferred Interests;

(iv)                              copies of all documents evidencing League Consents and required consents and governmental approvals, if any, as may be required by or with respect to this Agreement or the transactions contemplated hereby to be obtained by the Rainbow Parties on or prior to the Closing Date;

(v)                                 a certificate dated as of the Closing Date, duly signed by an authorized officer of each of the Rainbow Parties, certifying that (a) the representations and warranties of such Rainbow Party are true and correct in all material respects at and as of the Closing Date with the same force and effect as though made at and as of that time, except that those representations and warranties which address matters only as of a particular date shall remain true and correct in all material respects as of such date, and (b) that all obligations required to be performed by such Rainbow Party under this Agreement on or prior to the Closing Date have been complied with and performed in all material respects;

(vi)                              the Pacific RPP Partnership Agreement;

(vii)                           the Advertising Representation Agreement Amendments;

(viii)                        the Affiliation Agreement Amendments;

(ix)                                the Rainbow Release;

(x)                                   the RNC Agreement Amendments;

(xi)                                an agreement terminating the Reimbursement Agreement other than as to any obligation relating to the Pacific Partnership; and

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(xii)                             such other documents as may be necessary in the reasonable opinion of the Fox Parties to transfer ownership of the 40% general partnership interest in Pacific RPP, the Fox Distributed Entities and the Transferred Interests, free and clear of any Liens, or to evidence the satisfaction of any other obligation of the Rainbow Parties hereunder.

(c)                                  The Fox Parties shall deliver the following to the Rainbow Parties:

(i)                                     The contribution agreements and the release and termination agreements to be executed by Fox Former Pacific Partner and Fox Former Chicago Partner;

(ii)                                  the release and cancellations in connection with the termination of the Notes;

(iii)                               the assignment and assumption agreements with respect to a 40% general partnership interest in Pacific RPP and the Fox Distributed Entities;

(iv)                              the assignment and release agreement in connection with the termination of the interest of Fox RPP Partner in MSG Flight Operations, LLC;

(v)                                 the assignment and assumption agreements with respect to the Transferred Interests;

(vi)                              copies of all documents evidencing League Consents and required consents and governmental approvals, if any, as may be required by or with respect to this Agreement or the transactions contemplated hereby to be obtained by the Fox Parties on or prior to the Closing Date;

(vii)                           a certificate, dated as of the Closing Date, duly signed by an authorized officer of each of the Fox Parties, certifying that (a) the representations and warranties of such Fox Party are true and correct in all material respects at and as of the Closing Date and with the same force and effect as though made at and as of that time, except that those representations and warranties which address matters only as of a particular date shall remain true and correct in all material respects as of such date, and (b) that all obligations required to be performed by such Fox Party under this Agreement on or prior to the Closing Date have been complied with and performed in all material respects;

(viii)                        the Pacific RPP Partnership Agreement;

(ix)                                the Advertising Representation Agreement Amendments;

(x)                                   the Affiliation Agreement Amendments;

(xi)                                the Fox Release;

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(xii)                             the RNC Agreement Amendments;

(xiii)                          an agreement terminating the Reimbursement Agreement other than as to any obligation relating to the Pacific Partnership; and

(xiv)                         such other documents as may be necessary in the reasonable opinion of the Rainbow Parties to transfer ownership of the 60% general partnership interest in Pacific RPP, free and clear of any Liens, or to evidence the satisfaction of any other obligation of the Fox Parties hereunder.

ARTICLE IV

[INTENTIONALLY OMITTED]

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE RAINBOW PARTIES

Each Rainbow Party represents and warrants to the Fox Parties as follows:

Section 5.1                                      Limited Liability Status.  Such Rainbow Party is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.  Such Rainbow Party has all requisite power and authority to own or lease, as the case may be, its properties and to carry on its business as now conducted.  There is no pending or, to the best of the knowledge of such Rainbow Party, threatened proceeding or other action by any other party with respect to the dissolution, liquidation, insolvency or rehabilitation of such Rainbow Party.

Section 5.2                                      Power and Authority; Enforceability.  Such Rainbow Party has the power and authority to execute and deliver the Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby.  Such Rainbow Party has taken all necessary limited liability company action to authorize the execution, delivery and performance of the Transaction Documents to which it is a party and the transactions contemplated hereby and thereby by it.  Each of the Transaction Documents has been duly executed and delivered by such Rainbow Party to the extent a party thereto and constitutes a legal, valid and binding obligation of such Rainbow Party, enforceable against such Rainbow Party in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity.

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Section 5.3                                      Consents/Approvals.  Other than as described in Section 8.7 and other than the consents described on Schedule 5.3, no consents, filings, authorizations or actions of any Governmental Authority are required for such Rainbow Party’s execution, delivery and performance of the Transaction Documents to which it is a party.  Other than the League Consents and as contemplated by Article 3 hereof, no Consent by any Person (other than any Governmental Authority referred to in the preceding sentence) under any Contract to which such Rainbow Party is a party or by which such Rainbow Party or any of its properties or assets are bound is required or necessary for the execution, delivery and performance by such Rainbow Party of the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby.

Section 5.4                                      No Violation.

(a)                                  Such Rainbow Party is not in default under (and is not subject to any right of any other party to, with the giving of notice or the passage of time or both, declare a default or accelerate any obligation under) or in violation of (i) any provision of its certificate of formation or limited liability company agreement or (ii) any Contract to which such Rainbow Party is a party or by which any of its properties or assets are bound or any Requirement of Law applicable to it, in any respect that could have a material adverse effect on its ability to execute and deliver this Agreement and to perform its obligations hereunder.

(b)                                 The execution and delivery by such Rainbow Party of the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby will not result in a default under (or give any other party the right, with the giving of notice or the passage of time or both, to declare a default or accelerate any obligation under) or violate (i) its certificate of formation or limited liability company agreement or (ii) any Contract to which such Rainbow Party is a party or by which it or any of its properties or assets are bound, or any Requirement of Law applicable to it, or result in the creation or imposition of any Lien upon any of its membership interests, properties or assets in any case under this clause (ii) in any respect that could have a material adverse effect on it or its ability to execute and deliver this Agreement and perform its obligations hereunder.

Section 5.5                                      Litigation.  There is no claim, action, suit, or legal, administrative or other proceeding or governmental investigation pending or, to the best knowledge of such Rainbow Party, threatened, anticipated or contemplated against such Rainbow Party which, in any single case or in the aggregate, challenges or questions in any respect the validity of, or would prevent or hinder the consummation of, the transactions contemplated by this Agreement.

Section 5.6                                      Title to Purchase Partnership Interests.  With respect to Rainbow NAP Partner and Rainbow NSP Partner, (i) such Rainbow Party owns beneficially and of record the Transferred Interest that it is transferring hereunder, (ii) such Rainbow Party

20

has good, valid and marketable title to the Transferred Interest it is transferring hereunder, free and clear of any Liens, and has complied with or obtained waivers of all conditions to the transfer thereof, and (iii) at the Closing, the Fox Party to which such Rainbow Party is transferring its Transferred Interest will acquire good, valid, indefeasible and marketable title to and beneficial and record ownership of the Transferred Interest such Rainbow Party is transferring hereunder, free and clear of any Liens.

Section 5.7                                      Governing Documents.  With respect to Rainbow NAP Partner and Rainbow NSP Partner, other than any rights of the applicable Fox Parties pursuant to the applicable partnership agreements, the Rainbow Parties have not created or granted any preemptive rights, rights of first refusal or similar rights with respect to the Transferred Interests and no such rights arise by virtue of or in connection with the transactions contemplated hereby.  With respect to the Cincinnati Partnership, the Florida Partnership and the Ohio Partnership, other than the rights of RPP Cincinnati Partner I, RPP Cincinnati Partner II, RPP Florida Partner I, RPP Florida Partner II, RPP Ohio Partner I and RPP Ohio Partner II, the Rainbow Parties have not created or granted any preemptive rights, rights of first refusal or similar rights with respect to such partnerships and no such rights arise by virtue of or in connection with the transactions contemplated hereby.

Section 5.8                                      No Commissions.  Such Rainbow Party has not incurred any obligation for any finder’s or broker’s or agent’s fees or commissions in connection with the transactions contemplated hereby.

Section 5.9                                      Affiliate Transactions.  With respect to Rainbow NAP Partner and Rainbow NSP Partner, such Rainbow Party has not on behalf of either of NAP or NSP entered into any Contract or understanding between such partnership, on the one hand, and (i) any Rainbow Party or any Affiliate of a Rainbow Party or (ii) any other party, on the other hand.

Section 5.10                                Cash Balances.  For each of the subsidiaries of RPP listed on Schedule 5.10, Schedule 5.10 sets forth the amount of cash (less outstanding checks) held by such subsidiary of RPP as of the close of business of the day prior to the date hereof.

Section 5.11                                Exclusivity of Representations.  THE REPRESENTATIONS AND WARRANTIES MADE BY THE RAINBOW PARTIES IN THIS AGREEMENT ARE IN LIEU OF AND ARE EXCLUSIVE OF ALL OTHER REPRESENTATIONS AND WARRANTIES RELATING TO THE TRANSACTIONS CONTEMPLATED HEREUNDER, INCLUDING ANY IMPLIED WARRANTIES.  THE RAINBOW PARTIES HEREBY DISCLAIM ANY SUCH OTHER OR IMPLIED REPRESENTATIONS OR WARRANTIES, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE FOX PARTIES OR THEIR OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING, WITHOUT LIMITATION, ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA).

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ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE FOX PARTIES

Each Fox Party represents and warrants to the Rainbow Parties as follows:

Section 6.1                                      Status.  Such Fox Party is a limited liability company or corporation, as applicable, duly organized, validly existing and in good standing under the laws of the State of Delaware.  Such Fox Party has all requisite power and authority to own or lease, as the case may be, its properties and to carry on its business as now conducted.  There is no pending or, to the best of the knowledge of such Fox Party, threatened proceeding or other action by any other party with respect to the dissolution, liquidation, insolvency or rehabilitation of such Fox Party.

Section 6.2                                      Power and Authority: Enforceability.  Such Fox Party has the power and authority to execute and deliver the Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby.  Such Fox Party has taken all necessary limited liability company action to authorize the execution, delivery and performance of the Transaction Documents to which it is a party and the transactions contemplated hereby and thereby by it.  Each of the Transaction Documents has been duly executed and delivered by such Fox Party to the extent a party thereto and constitutes a legal, valid and binding obligation of such Fox Party, enforceable against such Fox Party in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity.

Section 6.3                                      Consents/Approvals.  Other than as described in Section 8.7, no consents, filings, authorizations or actions of any Governmental Authority are required for such Fox Party’s execution, delivery and performance of the Transaction Documents to which it is a party.  Other than the League Consents and as contemplated by Article 3 hereof, no Consent by any Person (other than any Governmental Authority referred to in the preceding sentence) under any Contract to which such Fox Party is a party or by which such Fox Party or any of its properties or assets are bound is required or necessary for the execution, delivery and performance by such Fox Party of the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby.

Section 6.4                                      No Violation.

(a)                                  Such Fox Party is not in default under (and is not subject to any right of any other party to, with the giving of notice or the passage of time or both, declare a default or accelerate any obligation under) or in violation of (i) any provision of such Fox Party’s certificate of formation or limited liability company agreement or (ii) any Contract to which such Fox Party is a party or by which it or any of its properties or

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assets are bound or any Requirement of Law applicable to it, in any respect that could have a material adverse effect on its ability to execute and deliver this Agreement and to perform its obligations hereunder.

(b)                                 The execution and delivery by such Fox Party of the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby will not result in a default under (or give any other party the right, with the giving of notice or the passage of time or both, to declare a default or accelerate any obligation under) or violate (i) its certificate of formation or limited liability company agreement or (ii) any Contract to which such Fox Party is a party or by which it or any of its properties or assets are bound, or any Requirement of Law applicable to it, or result in the creation or imposition of any Lien upon any of its membership interests, properties or assets in any case under this clause (y) in any respect that could have a material adverse effect on it or its ability to execute and deliver this Agreement and perform its obligations hereunder.

Section 6.5                                      Litigation.  There is no claim, action, suit, or legal, administrative or other proceeding or governmental investigation pending or, to the best knowledge of such Fox Party, threatened, anticipated or contemplated against such Fox Party which, in any single case or in the aggregate, challenges or questions in any respect the validity of, or would prevent or hinder the consummation of, the transactions contemplated by this Agreement.

Section 6.6                                      Investment Intent.  Each Fox Party that is acquiring a Transferred Interest acquiring such Transferred Interest hereunder for its own account and with no present intention of distributing or selling such Transferred Interest, in violation of the Securities Act or any applicable state securities law.

Section 6.7                                      No Commissions.  Such Fox Party has not incurred any obligation for any finder’s or broker’s or agent’s fees or commissions in connection with the transactions contemplated hereby.

Section 6.8                                      Affiliate Transactions.  With respect to Fox RPP Partner, such Fox Party has not on behalf of RPP entered into any Contract or understanding between RPP or any of its subsidiaries, on the one hand, and (i) any Fox Party or any Affiliate of a Fox Party or (ii) any other party, on the other hand.

Section 6.9                                      Cash Balances.  For each of NSP and NAP, Schedule 6.9 sets forth the amount of cash (less outstanding checks) held by each of NSP and NAP as of the close of business on February 1, 2005.

Section 6.10                                Exclusivity of Representations.  THE REPRESENTATIONS AND WARRANTIES MADE BY THE FOX PARTIES IN THIS AGREEMENT ARE IN LIEU OF AND ARE EXCLUSIVE OF ALL OTHER REPRESENTATIONS AND WARRANTIES RELATING TO THE TRANSACTIONS CONTEMPLATED HEREUNDER, INCLUDING ANY IMPLIED WARRANTIES.  THE FOX PARTIES

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HEREBY DISCLAIM ANY SUCH OTHER OR IMPLIED REPRESENTATIONS OR WARRANTIES, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE RAINBOW PARTIES OR THEIR OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING, WITHOUT LIMITATION, ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA).

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF RAINBOW
RPP PARTNER AS TO THE FOX DISTRIBUTED ENTITIES
AND THE FOX DISTRIBUTED PARTNERSHIPS

Rainbow RPP Partner represents and warrants to Fox RPP Partner with respect to the Fox Distributed Entities and the Fox Distributed Partnerships as follows:

Section 7.1                                      Ownership of and Title to Assets.  RPP owns, directly or indirectly, the Fox Distributed Entities and the Fox Distributed Partnerships.  Each Fox Distributed Entity owns no other assets other than the partnership interests in the Fox Distributed Partnership in which it is a partner.  No Fox Distributed Partnership has any subsidiaries.  The assets of the Fox Distributed Entities and the Fox Distributed Partnerships are not subject to any Lien, except Liens that do not have a material adverse effect on the Fox Distributed Entities and the Fox Distributed Partnerships, taken as a whole.  None of the Fox Distributed Entities has issued any ownership interests (or options, warrants or similar rights to acquire any ownership interests) to any party other than RPP.  None of the Fox Distributed Partnerships has issued any ownership interests (or options, warrants or similar rights to acquire any ownership interests) to any party other than the Fox Distributed Entities that are its general partners.

Section 7.2                                      Sufficiency of Assets.  Except as set forth on Schedule 7.2, the Fox Distributed Partnerships own or have rights to use the properties and assets that are necessary in the continued conduct of the businesses of the Fox Distributed Partnerships at the places and in the manner in which the businesses are now conducted.  Since December 31, 2004, no Fox Distributed Partnership has sold any of its long-term assets other than in the ordinary course of business.

Section 7.3                                      Financial Statements.  Except for the lack of footnotes therein, the Financial Statements have been prepared in accordance with GAAP and fairly present in all material respects the financial position and results of operations of the Fox Distributed Partnerships as of the dates and for the periods presented therein.

Section 7.4                                      Compliance with Applicable Laws and Material Contracts.  Each of the Fox Distributed Entities and the Fox Distributed Partnerships is in conformity with all applicable governmental or judicial laws, ordinances, regulations, rules and orders except where the failure to be in such conformity would not have a material adverse effect upon the Fox Distributed Entities and the Fox Distributed Partnerships, taken as a

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whole.  Each of the Fox Distributed Entities and the Fox Distributed Partnerships has all requisite authority and other power and all governmental or judicial permits, certificates, licenses, approvals and other authorizations required to carry on and conduct its businesses and to own, lease, use and operate its properties at the places and in the manner in which its businesses are now conducted except where the failure to have such authority, power, licenses, approvals and authorizations does not have a material adverse effect on the Fox Distributed Entities and the Fox Distributed Partnerships, taken as a whole.  None of the Fox Distributed Entities or the Fox Distributed Partnerships is bound by any order, injunction or decree of any court, governmental department, commission, board, agency or instrumentality which would prevent any of the Fox Distributed Entities or the Fox Distributed Partnerships from conducting its business in substantially the same manner as such business has heretofore been conducted, or from operating and leasing its assets, properties, structures and facilities and/or its buildings and improvements substantially as heretofore operated and leased, except for such orders, injunctions or decrees which do not have a material adverse effect on the Fox Distributed Entities and the Fox Distributed Partnerships, taken as a whole.  Any and all reports and forms required to be filed with any Governmental Authority by the Fox Distributed Entities and the Fox Distributed Partnerships have been duly filed, except for such reports and forms, the failure of which to be filed will not have a material adverse effect on the Fox Distributed Entities and the Fox Distributed Partnerships, taken as a whole.

Schedule 7.4 lists each Contract to which any Fox Distributed Entity or Fox Distributed Partnership is a party and which (a) currently obligates (including by way of any guarantee) a party to pay an amount in excess of $1 million in the aggregate over a 12 month period; (b) limits or restricts the right of any of the Fox Distributed Entities or the Fox Distributed Partnerships to compete in any geographical area in any material manner; (c) is a joint venture agreement or an agreement governing an equity investment held by the entity in any third party; or (d) is an agreement with an Affiliate of RMH that is not an Approved Agreement (as defined in the relevant partnership agreement) (each of which shall be deemed to be a “Material Contract”).  The Rainbow RPP Partner has made available to the Fox RPP Partner true, correct and complete copies of all Material Contracts or, as applicable, true correct and complete summaries of any oral Material Contracts.  Each Material Contract is in full force and effect, and is a valid and binding agreement; and, in the case of written Material Contracts, enforceable against the Fox Distributed Entity or Fox Distributed Partnership which is a party thereto and, to their knowledge in the case of written Material Contracts, enforceable against third parties, except, in each case, as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity; except as set forth on Schedule 7.4, the relevant Fox Distributed Entity or the Fox Distributed Partnership has duly performed in all material respects its obligations thereunder to the extent that such obligations to perform have accrued; and except as contemplated in the Financial Statements or set forth on Schedule 7.4, no breach or default or event that would (with the passage of time, notice or both) constitute a breach or default thereunder by the

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relevant Fox Distributed Entity or Fox Distributed Partnership has occurred or as a result of the execution of this Agreement or consummation of the transactions contemplated hereby will occur, other than such defaults or breaches as would not have a material adverse effect on the Fox Distributed Entities and the Fox Distributed Partnerships, taken as a whole.  As of the date hereof, to the knowledge of Rainbow RPP Partner, no party to any Material Contract has made or asserted in writing any defense, setoff or counterclaim under such Material Contract and no party has exercised any option granted to it to cancel or terminate any Material Contract or to shorten the term thereof, except, in each case, as would not have a material adverse effect on the Fox Distributed Entities and the Fox Distributed Partnerships, taken as a whole.  The transactions contemplated by this Agreement will not terminate or alter any material rights or obligations of any Party, or give any Person the right to terminate or amend or otherwise modify any material rights, or obligations of, any of the Material Contracts.

Section 7.5                                      Taxes and Reports.

(a)                                  Each Fox Distributed Entity and each Fox Distributed Partnership has timely filed all Tax Returns required to be filed with respect to or attributable to such Fox Distributed Entity and Fox Distributed Partnership and each such Tax Return is true, complete and correct in all material respects.  All Taxes shown to be due on such Tax Returns, all Taxes required to be paid by each Fox Distributed Entity and each Fox Distributed Partnership, and all Taxes required to be withheld by or with respect to such Fox Distributed Entity and each Fox Distributed Partnership have been timely paid or, if applicable, withheld and paid to the appropriate Governmental Authority.  Except as listed in Schedule 7.5, there are (i) no deficiencies or assessment of Taxes from any taxing authority with respect to or attributable to any of the Fox Distributed Entities and Fox Distributed Partnerships, (ii) no ongoing audits or examinations of any of the Tax Returns relating to or attributable to such Fox Distributed Entity or Fox the Company, and (iii) no Fox Distributed Entity nor Fox Distributed Partnership has granted any requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes with respect to or attributable to such respective Fox Distributed Entity or Fox Distributed Partnership.

(b)                                 There are no liens for Taxes on any of the assets of the Fox Distributed Entities or Fox Distributed Partnerships.

(c)                                  None of the Fox Distributed Entities or Fox Distributed Partnerships is a party to any tax allocation or sharing agreement.  None of the Fox Distributed Entities or Fox Distributed Partnerships has any liability for the Taxes of any person (other than such respective Fox Distributed Entity or Fox Distributed Partnership), as a transferee or successor, by contract, or otherwise.

(d)                                 Each Fox Distributed Entity and each Fox Distributed Partnership has since the date of creation been treated either as a partnership or disregarded entity for U.S. federal income tax purposes.

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(e)                                  All material Tax elections that have been made by each Fox Distributed Entity, each Fox Distributed Partnership and RPP have been disclosed to Fox RPP Partner.

Section 7.6                                      Employee Benefit Matters; Employee Relations.

(a)                                  In this Agreement, the term “Employee Benefit Plan” means any of the following: an “employee pension benefit plan,” as defined in Section 3(2) of ERISA, an “employee welfare benefit plan,” as defined in Section 3(1) of ERISA, an employment, consulting, severance or similar contract, plan, program, arrangement or policy and any other plan, program, policy or arrangement providing for benefits, compensation, retention payments, bonuses, fees, profit-sharing, stock option, stock purchase or other stock related rights or other forms of incentive or deferred compensation, change in control benefits, vacation benefits, health or medical benefits, employee assistance programs, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment (excluding COBRA) or retirement benefits that is maintained, administered or contributed to by any of the Fox Distributed Partnerships or Fox Distributed Entities or any of their respective ERISA Affiliates and covers any Business Employee or former Business Employee (if such former Business Employee is eligible for or entitled to payment or benefits under such Employee Benefit Plan).  Schedule 7.6(a) sets forth a complete list of each Employee Benefit Plan.

(b)                                 Schedule 7.6(b) sets forth the following information with respect to each Business Employee as of January 31, 2005:  job location, job title, current annual base salary, 2003 and 2004 bonuses and 2003 and 2004 commissions, years of service, accrued but unused vacation, personal and sick time, whether such Business Employee is actively at work or on leave of absence and whether such Business Employee is employed under written contract.

(c)                                  Rainbow RPP Partner has furnished or otherwise made available to Fox RPP Partner true and complete copies of each written Employee Benefit Plan and a summary of each unwritten Employee Benefit Plan.  Schedule 7.6(c) sets forth each Employee Benefit Plan that is a nonqualified deferred compensation plan or arrangement that covers any of the Business Employees and the aggregate amounts deferred under each such nonqualified deferred compensation plan or arrangement as of January 31, 2005 for such Business Employee.

(d)                                 Except as set forth on Schedule 7.6(d), no Employee Benefit Plan is a “defined benefit plan” (as such term is defined in Section 3(35) of ERISA) and, within the last six years neither the Fox Distributed Partnerships or Fox Distributed Entities, nor any of their respective ERISA Affiliates has sponsored, maintained or contributed to a “defined benefit plan” (as such term is defined in Section 3(35) of ERISA) that covers or covered any current or former Business Employee.  At no time has any of the Fox Distributed Partnerships or Fox Distributed Entities, or any of their

27

respective ERISA Affiliates maintained a “multiemployer plan” (as such term is defined in Section 3(37) of ERISA) that covers or covered any current or former Business Employee, and within the last six years neither the Fox Distributed Partnerships or Fox Distributed Entities, nor any of their respective ERISA Affiliates has incurred any withdrawal liability within the meaning of Section 4201 of ERISA to any “multiemployer plan” (as such term is defined in Section 3(37) of ERISA).  Neither the Fox Distributed Partnerships or the Fox Distributed Entities, nor any of their ERISA Affiliates or any employees of the foregoing, or any trust created under the Employee Benefit Plans, or any other “disqualified person” or “party in interest” (as such terms are defined in Section 4975 of the Code and Section 3(14) of ERISA, respectively) has breached fiduciary rules of ERISA or engaged in a prohibited transaction that could subject the Employee Benefit Plans, the Fox Distributed Partnerships or the Fox Distributed Entities to any material tax or penalty imposed under Section 4975 of the Code which would have a material adverse effect on the Fox Distributed Partnerships and the Fox Distributed Entities, taken as a whole.  To the best knowledge of the Rainbow RPP Partner, no proceedings (other than routine claims for benefits) are pending or threatened against or relating to any Employee Benefit Plan.

(e)                                  Each Employee Benefit Plan has been established and at all times maintained, funded and operated in all material respects in accordance with its terms and applicable laws, including, but not limited to, ERISA and the Code.

(f)                                    Neither any of the Fox Distributed Partnerships or Fox Distributed Entities nor any of their respective ERISA Affiliates has incurred any material unsatisfied liability (other than Pension Benefit Guaranty Corporation (“PBGC”) premiums) to the PBGC, the Internal Revenue Service or any other individual or entity under Title IV of ERISA, Sections 412 or 4980B of the Code or Part 6 of Title I of ERISA and no event or condition exists that could result in the imposition of any liability on any of the Fox Distributed Partnerships or Fox Distributed Entities, or any of their respective ERISA Affiliates under such provisions that could reasonably have a material adverse effect on the Fox Distributed Partnerships and Fox Distributed Entities, taken as whole.

(g)                                 Neither the execution and delivery of this Agreement or any of the Transaction Documents, nor the consummation of the transactions contemplated hereby or thereby will: (i) result in any payment becoming due to any Business Employee; (ii) increase any benefit for any Business Employee under any Employee Benefit Plan; (iii) result in the acceleration of the time of payment or vesting of any such benefits under any Employee Benefit Plan for any Business Employee or (iv) result in any payment made under any of the Employee Benefit Plans which would not be deductible under Section 280G of the Code.

(h)                                 (i) There are no labor or collective bargaining agreements to which Fox Distributed Partnerships, Fox Distributed Entities, or any of their respective ERISA Affiliates is a party and covers any Business Employee, (ii) there is no labor organization or union that is certified or recognized as the collective bargaining representative for any

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of the Business Employees, (iii) to the best knowledge of the Rainbow RPP Partner, no unfair labor practice charges or representation petitions have been filed with the National Labor Relations Board against, or with respect to, the Business Employees, and neither Rainbow RPP Partner nor any of the Fox Distributed Partnerships or Fox Distributed Entities has received any notice or communication (whether written or oral) reflecting an intention or a threat to file any such complaint or petition, (iv) there are not, and in the preceding twelve (12) months have not been, any strikes or concerted refusals to work or any threats thereof by any of the Business Employees, (v) to the best knowledge of the Rainbow RPP Partner, no union organizing activities are taking place with respect to the Business Employees, and (vi) neither the Fox Distributed Partnerships nor the Fox Distributed Entities is a party to, or bound by, any agreement for the leasing of employees.

(i)                                     Fox Distributed Partnerships and Fox Distributed Entities have complied in all material respects with all laws relating to the hiring and retention of all Business Employees, leased employees and independent contractors relating to wages, hours, equal opportunity and collective bargaining.  To the best knowledge of Rainbow RPP Partner, there are no discrimination charges or administrative claims pending or threatened against the Fox Distributed Partnerships, Fox Distributed Entities, or any of their respective ERISA Affiliates by or before any state, local or federal agencies that would result in the imposition of any liability that would have a material adverse effect on Fox Distributed Partnerships and Fox Distributed Entities, taken as a whole.  To the best knowledge of Rainbow RPP Partner, there are no current Occupational Safety and Health Administration investigations or citations pending or threatened against the Fox Distributed Partnerships, Fox Distributed Entities, or any of their respective ERISA Affiliates that could result in the imposition of any liability that would have a material adverse effect on the Fox Distributed Partnerships or Fox Distributed Entities, taken as a whole.  There are no demands for arbitration or, to the best knowledge of Rainbow RPP Partner, pending grievances against the Fox Distributed Partnerships, Fox Distributed Entities, or any of their respective ERISA Affiliates that could result in the imposition of any liability that would have a material adverse effect on the Fox Distributed Partnerships or Fox Distributed Entities, taken as a whole.

Section 7.7                                      Absence of Undisclosed Liabilities.  None of the Fox Distributed Partnerships has any Liabilities required to be recorded on a balance sheet prepared in accordance with GAAP, other than Liabilities (i) reflected or reserved on the December 31, 2004 balance sheet forming part of the Financial Statements or (ii) incurred since December 31, 2004 in the ordinary course of business, consistent with past practice, of the Fox Distributed Partnerships.  None of the Fox Distributed Partnerships has entered into any off-balance-sheet financing arrangements.

Section 7.8                                      Litigation.  There is no action, suit, litigation, proceeding or investigation by or before any Governmental Authority pending or, to the best knowledge of Rainbow RPP Partner, threatened, against or relating to a Fox Distributed Entity or a

29

Fox Distributed Partnership, which, in each case, would have a material adverse effect on the Fox Distributed Entities and the Fox Distributed Partnerships, taken as a whole.

Section 7.9                                      Exclusivity of Representations.  THE REPRESENTATIONS AND WARRANTIES MADE BY RAINBOW RPP PARTNER IN THIS AGREEMENT ARE IN LIEU OF AND ARE EXCLUSIVE OF ALL OTHER REPRESENTATIONS AND WARRANTIES RELATING TO THE TRANSACTIONS CONTEMPLATED HEREUNDER, INCLUDING ANY IMPLIED WARRANTIES.  RAINBOW RPP PARTNER HEREBY DISCLAIMS ANY SUCH OTHER OR IMPLIED REPRESENTATIONS OR WARRANTIES, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO FOX RPP PARTNER OR ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING, WITHOUT LIMITATION, ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA).

ARTICLE VIII

COVENANTS AND AGREEMENTS

Section 8.1                                      Conduct Pending the Closing.  From and after the date hereof until the Closing,

(a)                                  Rainbow RPP Partner shall conduct and operate the businesses of RPP in the ordinary course in a manner consistent with past practice and consistent with the RPP Partnership Agreement and, with respect to the business of each of the Cincinnati Partnership, the Florida Partnership and the Ohio Partnership, shall use its commercially reasonable efforts to preserve the business intact, keep available the services of the current officers and employees of the business and maintain the existing relations with customers, suppliers, advertisers, distributors, business partners and others having business dealings with such partnerships, and shall not permit any Fox Distributed Partnership to sell any long-term asset other than in the ordinary course of business; provided that (i) no distributions shall be made by RPP or by any Fox Distributed Entity or Fox Distributed Partnership to Cablevision or any of its subsidiaries, and (ii) no cash advances or loans or other payments shall be made by any subsidiary of RPP that is a Fox Distributed Entity or a Fox Distributed Partnership to Cablevision or any of its subsidiaries (other than Scheduled payments under Approved Agreements (as defined in the relevant partnership agreement as in effect on the date hereof), in each case prior to the Closing or the termination of this Agreement pursuant to its terms; it being understood that notwithstanding the foregoing, nothing herein shall prevent a Fox Distributed Entity or a Fox Distributed Partnership from allocating payments received by any such entity from a third party which, pursuant to the current contract under which such payments are received, among such entity, other RPP subsidiaries and either DirecTV or EchoStar, are allocable to other subsidiaries of RPP.

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(b)                                 Rainbow RPP Partner shall not, except as may be consented to or otherwise agreed to by Fox Sports Net, which consent shall not be unreasonably withheld or delayed (it being agreed that withholding consent shall not be unreasonable if the Contract, modification, amendment or termination is not on an Arm’s-length basis), (i) enter into any new Contract that would constitute a Material Contract or (ii) modify, amend or terminate in any material respect any Material Contract;

(c)                                  Rainbow RPP Partner shall not, except as may be consented to or otherwise agreed to by Fox Sports Net, make any material capital expenditure on behalf of any such Fox Distributed Partnership pursuant to a commitment entered into after the date hereof, except that the Fox Distributed Partnerships (or Rainbow RPP Partner on their behalf) shall have the right, but not the obligation to make capital expenditures on behalf of the Fox Distributed Partnerships that in the aggregate do not exceed $500,000;

(d)                                 Fox NSP Partner shall conduct and operate the businesses of NSP in the ordinary course in a manner consistent with past practice and consistent with the partnership agreement of NSP;

(e)                                  Rainbow RPP Partner shall keep Fox Sports Net informed as to the status of discussions concerning the extension or amendment of Florida Partnership’s television rights to games of the Florida Marlins, renewal of Florida Partnership’s carriage agreement with Time Warner and the extension of Florida Partnership’s office lease at 1550 Sawgrass Corporate Parkway, Sunrise, Florida and shall consult with Fox Sports Net in good faith with respect to each of those matters; and

(f)                                    Fox NAP Partner shall conduct and operate the businesses of NAP in the ordinary course in a manner consistent with past practice and consistent with the partnership agreement of NAP.

Section 8.2                                      Actions to Protect Value of Distributed Sports Programming Partnerships.

(a)                                  Except as set forth in Section 8.2(e) Fox Sports Net, on behalf of itself and each of its Affiliates, agrees that from and after the Closing until the fifth (5th) anniversary of the Closing, neither it nor any of its Affiliates will, directly or indirectly, bid for or acquire Pay Television programming rights to transmit professional sports events (other than the right to air brief highlights of such events) (“Programming Rights”) of professional sports teams whose “home” arena or stadium is located in the New York Region, or own any interest including, without limitation, an equity or profits interest (but excluding any interest as a creditor of such Person under any loan or other agreement on an arm’s-length basis)(a “Covered Interest”) in any other Person that owns or bids for or acquires Programming Rights (including through ownership of an interest in a professional sports team) of professional sports teams whose “home” arena or stadium is located in the New York Region.

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(b)                                 Except as set forth in Section 8.2(e), RMH, on behalf of itself and each of its Affiliates, agrees that from and after the Closing until the fifth (5th) anniversary of the Closing, neither it nor any of its Affiliates will, directly or indirectly, bid for or acquire Programming Rights of professional sports teams whose “home” arena or stadium is located in the Florida Region, or own any Covered Interest in any other Person that owns or bids for or acquires Programming Rights (including through ownership of an interest in a professional sports team) of professional sports teams whose “home” arena or stadium is located in the Florida Region.

(c)                                  Except as set forth in Section 8.2(e), RMH, on behalf of itself and each of its Affiliates, agrees that from and after the Closing until the Rainbow Pacific Restriction Date, neither it nor any of its Affiliates will, directly or indirectly, bid for or acquire Programming Rights of professional sports teams whose “home” arena or stadium is located in the Pacific Region, or own any Covered Interest in any other Person that owns or bids for or acquires Programming Rights (including through ownership of an interest in a professional sports team) of professional sports teams whose “home” arena or stadium is located in the Pacific Region.  Except as set forth in Section 8.2(e), Fox Sports Net, on behalf of itself and each of its Affiliates, agrees that from and after the Closing until the Fox Pacific Restriction Date, neither it nor any of its Affiliates will, directly or indirectly, bid for or acquire Programming Rights of professional sports teams whose “home” arena or stadium is located in the Pacific Region, or own any Covered Interest in any other Person that owns or bids for or acquires Programming Rights (including through ownership of an interest in a professional sports team) of professional sports teams whose “home” arena or stadium is located in the Pacific Region.

(d)                                 The provisions of this Section 8.2 shall not prohibit or restrict the following:

(i)                                     a party or its Affiliates from owning or acquiring a Covered Interest in any Person that directly or through one or more subsidiaries or other entities owns a professional sports franchise or the Programming Rights to the sports events of a professional sports franchise, so long as (A) such franchise or Programming Rights are not a principal business of such Person and (B) the professional sports franchises and Programming Rights to sports events of professional sports franchises owned by such Person (directly or through one or more subsidiaries) were owned on the date of initial acquisition of the Covered Interest therein by the party or its Affiliates; or

(ii)                                  a party or its Affiliates from owning or acquiring a Covered Interest in a professional sports franchise but no Programming Rights with respect to the events of that professional sports franchise may be owned by any entity in which such party or such Affiliate, or any of its Affiliates, has a direct or indirect ownership interest other than a Regional in which either one of the Fox Parties (if RMH or one of its Affiliates owns such Covered Interest) or one the Rainbow

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Parties (if Fox Sports Net or one of its Affiliates owns such Covered Interest) has a direct or indirect ownership interest, or

(iii)                               prohibit or restrict any party or its Affiliates from acquiring, solely as an investment and through private and market purchases, or owning securities of any corporation which are registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and which are publicly traded, so long as such party and its Affiliates are not a part of any Control group of such corporation and such securities constitute (after conversion, exchange or exercise, in the case of any such securities that are convertible into, or exercisable or exchangeable for, voting securities) less than 15% of the outstanding voting power of that public company or prohibit or restrict such corporation from bidding for or acquiring Programming Rights; or

(iv)                              any party or its Affiliates from owning or acquiring any Covered Interest in NSP or any other “national” sports programming network so long as NSP or such successor or other network, as the case may be, is operating as a “national” sports programming network and is not acquiring Programming Rights for the sole or primary purpose of distributing such programming through Pay Television to a Covered Region; or

(v)                                 any Person (an “Acquiror”) from acquiring an interest in a party or any of its Affiliates after the date of this Agreement and continuing to own such interest and conduct its existing businesses and activities and its Affiliates’ conducting their existing business and activities notwithstanding that such ownership or conduct of business and activities would violate the restrictions on Affiliates contained in this Section 8.2; provided that (A) this clause (v) shall not authorize any actions, ownership or activities by RMH or Fox Sports Net or any entities Controlled by any of them or by their successors and (B) this clause (v) shall not authorize an Acquiror or its Affiliates to engage in new activities or enter into, acquire or develop new businesses in violation of this Section 8.2; or

(vi)                              any Person that is a cable television operator or an Affiliate thereof from developing and distributing nonsports programming to cable systems provided that no license fee is paid by such cable systems for such programming.

(e)                                  Notwithstanding the foregoing, this Section 8.2 shall not apply to Programming Rights relating to professional sports teams that are not Major League Baseball teams, National Football League teams, National Hockey League teams, Major League Soccer teams or National Basketball Association teams, in each case in a Covered Region and whose games are currently carried on a Regional other than the Regional in whose Covered Region such team has its “home” arena or stadium.

(f)                                    RMH and Fox Sports Net hereby agree that the rights and obligations of the parties and their Affiliates under (i) the Formation Agreement and (ii)

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the Side Letter to the Formation Agreement shall be terminated and released upon the Closing.

Section 8.3                                      Public Announcements.  The form and content of all press releases or other public communications of any sort relating to the subject matter of this Agreement, and the method of their release, or publication thereof, shall, except as required by law, be subject to the prior approval of the parties hereto, which approval shall not be unreasonably withheld or delayed.

Section 8.4                                      Further Assurances.  Each party shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated hereby.

Section 8.5                                      Cooperation.  The Fox Parties and the Rainbow Parties each agree to cooperate with the other in the preparation and filing of all forms, notifications, reports and information, if any, required or reasonably deemed advisable pursuant to any Requirement of Law in connection with the transactions contemplated by this Agreement.  Without limiting the foregoing, the Fox Parties and the Rainbow Parties each agree to cooperate with the other in the preparation and filing of all forms, notifications, reports and information, if any, required or deemed advisable in connection obtaining League Consents.

Section 8.6                                      Tax.

(a)                                  The Rainbow Parties and the Fox Parties agree that upon the Closing each Partnership other than the Pacific Partnership will adopt the “closing of the books” method of income allocation as prescribed in Treasury Regulation Section 1.706-1(c)(2) for purposes of allocating income, gain, loss, deductions and credits between the Rainbow Parties and the Fox Parties for the year of distributions and transfers contemplated hereby.

(b)                                 The Rainbow Parties and Fox Parties hereby agree, for each Partnership in the tax year of the respective distributions and transfers hereunder,  to cause each Partnership to make an Internal Revenue Code Section 754 election in respect of each distribution and transfer hereunder.

(c)                                  The Rainbow Parties and Fox Parties hereby covenant and agree, from and after the Closing, for all tax purposes, including tax returns and any tax controversies, to prepare information and report and file tax returns on a basis consistent with the foregoing covenants.

(d)                                 The Fox Parties and the Rainbow Parties agree to cooperate and work together to structure the distributions and transfers hereunder in a manner so that Code Section 751(b) does not apply to such distributions and transfers.  To the extent, if any, that Code Section 751(b) does apply to such distributions and transfers, the Fox

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Parties and the Rainbow Parties agree to cooperate and work together to minimize any gain recognized by the Fox Parties, the Rainbow Parties and RPP.

Section 8.7                                      Hart-Scott Rodino Act.  The Rainbow Parties and the Fox Parties (through their respective appropriate Affiliates) agree to prepare and properly file Notification and Report Forms under the Hart-Scott Rodino Act (“HSR Filing”) with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice and shall use their respective reasonable best efforts to obtain as promptly as practicable the termination or expiration of the waiting period under the Hart-Scott Rodino Act.  The Rainbow Parties and the Fox Parties (through their respective appropriate Affiliates) further agree that in the event that any of them shall receive a request for documents or further information from the Federal Trade Commission, the Antitrust Division of the United States Department of Justice or a court, then each shall use its reasonable best efforts to comply with such request as promptly as practicable and to cooperate with the other parties to satisfy any document or information requests from the Federal Trade Commission, the Antitrust Division of the United States Department of Justice or a court.  The Rainbow Parties and the Fox Parties (through their respective appropriate Affiliates) shall make, on a prompt and timely basis, all other governmental or regulatory notifications and filings required to be made by it for the consummation of the transactions contemplated hereby.

Section 8.8                                      Employees and Employee Benefits.

(a)                                  Subject to the right to terminate employees for cause, Cincinnati Partnership, Florida Partnership and Ohio Partnership, as the case may be (the “Employing Partnership”), shall, for a period of three months after the Closing Date (the “Employment Period”), continue the employment of all employees except those employees on disability as of the Closing Date (the “Transferred Employees”) of Cincinnati Partnership, Florida Partnership and Ohio Partnership, in all cases at a compensation level at least equal to the then-current annual base salary and bonus target (such bonus being subject to achieving individual and corporate performance measures to be determined by Fox Sports Net in its discretion) of such Transferred Employee as of the Closing Date, at a comparable position for such employee as of the execution of this Agreement and at a place of employment that is within thirty-five miles of such Transferred Employee’s place of employment as of the Closing Date.  In the event that any Transferred Employee is terminated without cause or is transferred more than thirty-five miles from such Transferred Employee’s place of employment as of the Closing Date within a twelve month period following the Employment Period, the Employing Partnership will make a severance payment to such Transferred Employee in an amount not less than the amount determined in accordance with Schedule 8.8 hereto, provided that all payments and obligations owed to such employee shall be conditioned upon the execution and delivery, and the expiration of any applicable revocation period, of a general release by the applicable employee in a form that is generally used for similarly situated Fox Sports Net employees.

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(b)                                 The Employing Partnership shall maintain during the Employment Period, without interruption, employee compensation and benefit plans, programs and policies and fringe benefits (including bonuses, commissions, vacations and severance arrangements) to the Transferred Employees that are no less favorable than those provided by the Fox Sports Net and its Affiliates to comparable employees of Fox Sports Net and its Affiliates.

(c)                                  Transferred Employees shall be given credit for all service with RMH and its Affiliates, in each case under all employee benefit plans, programs and policies (including vacation and severance arrangements) and fringe benefits in which they become participants as provided in Section 8.8(b) for purposes of eligibility and vesting, except for benefit accruals under a defined benefit plan of Fox Sports Net and its Affiliates, and no Transferred Employee will be subjected to any waiting periods or limitations on benefits for pre-existing conditions.  Each Transferred Employee will be credited with the amount of vacation time accrued by such Transferred Employee through 12:01 a.m. on the Closing Date.

(d)                                 Subject to applicable law, during the Employment Period, the Employing Partnership shall only have the right to terminate the employment of any Transferred Employee if such termination is for cause.

(e)                                  Fox Sports Net shall within thirty (30) days of receipt of written request by Rainbow RPP Partner reimburse Rainbow RPP Partner for the costs of providing short-term disability benefits to any Business Employee who was on short-term disability as of the Closing Date.  Fox Sports Net agrees to cause the Employing Partnership to offer employment to any Business Employee of the Employing Partnership who was on disability as of the Closing Date and ceases to be on disability during the Employment Period in accordance with the terms of Section 8.8(a) hereof.

Section 8.9                                      EchoStar Affiliation Agreements.  Neither a Rainbow Party nor a Fox Party shall cause or permit RPP Chicago Partner I, RPP Chicago Partner II, RPP Metro Channel Partner I, RPP Metro Channel Partner II, RPP MSG Partner I, RPP MSG Partner II, RPP NE Partner I, RPP NE Partner II, RPP Radio City Partner I, RPP Radio City Partner II, WSN or a Fox Distributed Entity, either directly or through a subsidiary, to terminate EchoStar’s carriage of all of the Sports Services (as defined in and pursuant to Section 2 of the December 31, 2004 amendment to the affiliation agreement dated as of January 1, 2003 as amended between EchoStar Satellite Corporation and the network entities which are parties thereto), without the prior written consent of the other parties hereto.

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ARTICLE IX

Conditions

Section 9.1                                      Conditions to All Parties Obligations.  The obligations of each party to effect the transactions contemplated to occur at the Closing are subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

(a)                                  Regulation and League Consents.  (i) The waiting period applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or been terminated and (ii) the parties shall have received the League Consents.

(b)                                 Orders.  No court or other governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, statute, rule, regulation, judgment order injunction, decree or award, (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the transactions contemplated by this Agreement (collectively, an “Order”) and no governmental entity shall have instituted an action or proceeding seeking such an Order.

Section 9.2                                      Conditions to Obligations of Rainbow Parties.  The obligations of Rainbow Parties to effect the transactions contemplated to occur at the Closing are also subject to the satisfaction or waiver by the Rainbow Parties or prior to the Closing of the following conditions:

(a)                                  Representations and Warranties.  (i) The representations and warranties of the Fox Parties set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent such representation and warranty contains a qualification or limitation as to “material adverse effect”, in which case such representation and warranty shall be true and correct as of the date of this Agreement and as of the Closing Date and except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) and the Rainbow Parties shall have received the certificate contemplated by Section 3.1(c)(vii).

(b)                                 Performance of Obligations of the Fox Parties.  The Fox Parties shall have performed in all material respects all obligations required to be performed by each of them under this Agreement at or prior to the Closing, and the Rainbow Parties shall have received the certificate contemplated by Section 3.1(c)(vii).

(c)                                  Deliveries.  All of the documents required to be delivered or caused to be delivered by a Fox Party pursuant to Section 3.1(a) and 3.1(c) shall have been delivered contemporaneous with the Closing.

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Section 9.3                                      Conditions to Obligation of the Fox Parties.  The obligations of the Fox Parties to effect the transactions contemplated to occur at the Closing are also subject to the satisfaction or waiver by the Fox Parties at or prior to the Closing of the following conditions:

(a)                                  Representations and Warranties.  (i) The representations and warranties of the Rainbow Parties set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent such representation and warranty contains a qualification or limitation as to “material adverse effect”, in which case such representation and warranty shall be true and correct as of the date and as of the Closing Date and except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) and the Rainbow Parties shall have received the certificate contemplated by Section 3(b)(v).

(b)                                 Performance of Obligations of the Rainbow Parties.  The Rainbow Parties shall have performed in all material respects all obligations required to be performed by each of them under this Agreement at or prior to the Closing, and the Fox Parties shall have received the certificate contemplated by Section 3(b)(v).

(c)                                  Deliveries.  All of the documents required to be delivered or caused to be delivered by a Rainbow Party pursuant to Sections 3.1(a) and 3.1(b) shall have been delivered contemporaneous with the Closing.

ARTICLE X

INDEMNIFICATION

Section 10.1                                Survival.  The representations, warranties, agreements, covenants and obligations of the Fox Parties and the Rainbow Parties contained in this Agreement, the Schedules and Exhibits hereto, and any certificate, documents or statement delivered to the other parties pursuant hereto, shall survive for a period of one (1) year following the Closing and not be affected in any respect by the Closing, any investigations conducted by any parties or any knowledge of any party; provided, that (i) the representations and warranties contained in Sections 5.6 and 7.1 shall survive the Closing indefinitely, and (ii) the representations and warranties contained in Section 7.5 shall survive the Closing for the applicable statute of limitations (including any extensions thereof).  If written notice of a claim has been given prior to the expiration of the applicable representations, warranties or covenants, then the relevant representations, warranties or covenants shall survive as to such claim, until such claim has been finally resolved.

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Section 10.2                                Indemnification.

(a)                                  The Fox Parties (the “Fox Indemnifying Parties” and, together with the Rainbow Indemnifying Parties, “Indemnifying Parties”) shall indemnify each Rainbow Party and its officers, members and Affiliates (the “Rainbow Indemnified Parties” and, together with Fox Indemnified Parties, “Indemnified Parties”) from and against any and all losses, damages, liabilities, claims, charges, actions, proceedings, demands, judgments, deficiencies, settlement costs and expenses of any nature whatsoever (including, without limitation, reasonable attorneys fees and expenses but net of any insurance proceeds and tax benefits received in connection with such indemnification claim by such Indemnified Party) (collectively, “Losses”) directly or indirectly incurred by such Indemnified Party and resulting from (i) the inaccuracy, in any material respect, of any representation or warranty of Fox Party, (ii) any breach of or failure to perform by a Fox Party any agreement, covenant or obligation contained in or made pursuant to this Agreement, and (iii) the Notes, and all claims, charges, actions or proceedings incident to or arising out of the foregoing (each such Loss, a “Rainbow Indemnified Liability”).  For purposes of seeking indemnity pursuant to this Section 10.2(a), the representations and warranties of the Fox Parties shall be interpreted without giving effect to any qualifications or limitations as to “material adverse effect”.  The obligation of the Fox Indemnifying Parties to indemnify the Rainbow Indemnified Parties as provided in this Section 10.2(a) shall be subject to the following limitations: (I) the Fox Indemnifying Parties shall not, in any case, be obligated to indemnify against any Loss from Rainbow Indemnified Liabilities to the extent the amount thereof does not exceed in the aggregate $5,000,000 (the “Basket Amount”) and shall only be liable for amounts in excess of the Basket Amount; (II) the claims under clauses (i) and (ii) of this Section 10.2(a) shall not, in any event, exceed $250 million (the “Liability Limit”) and the claims under clause (iii) of this Section 10.2(a) shall not, in any event, exceed $150 million; (III) as to any particular claim or series of claims arising out of the same or related facts, events or circumstances, a Rainbow Indemnified Party shall be entitled to seek indemnity for such claim or claims only if such claim or claims equals or exceeds $50,000 in which case the Rainbow Indemnified Party shall be entitled to seek indemnity for the full amount of such claim or claims, subject to the other limitations herein, and (IV) the Rainbow Indemnified Liabilities shall not include any Loss that any Rainbow Indemnified Party would have suffered had this Agreement not been executed and delivered, including as a direct or indirect partner in any Partnership.  Subject to the immediately preceding sentence, loss or damage suffered by the Rainbow Indemnified Parties with respect to any loss in a Partnership shall be equal to, without limitation, the incremental indirect interest in any Rainbow Indemnified Liability obtained as a result of the incremental ownership interest acquired hereunder by the Rainbow Parties, but shall not include any diminution in the value of any asset other than as a result of the assertion of a Rainbow Indemnified Liability that directly reduces the value of an asset by offset or otherwise.

(b)                                 The Rainbow Parties (the “Rainbow Indemnifying Parties”) shall indemnify each Fox Party and its officers, members and Affiliates (the “Fox Indemnified

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Parties”) from and against any and all Losses directly or indirectly incurred by such Indemnified Party and resulting from (i) the inaccuracy, in any material respect, of any representation or warranty of a Rainbow Party or (ii) any breach of or failure to perform by a Rainbow Party any agreement, covenant or obligation contained in or made pursuant to this Agreement and all claims, charges, actions or proceedings incident to or arising out of the foregoing (each such Loss, a “Fox Indemnified Liability”).  For purposes of seeking indemnity pursuant to this Section 10.2(b), the representations and warranties of the Rainbow Parties shall be interpreted without giving effect to any qualifications or limitations as to “material adverse effect”.  The obligation of the Rainbow Indemnifying Parties to indemnify the Fox Indemnified Parties as provided in this Section 10.2(b) shall be subject to the following limitations: (I) the Rainbow Indemnifying Parties shall not, in any case, be obligated to indemnify against any Loss from Fox Indemnified Liabilities until the amount thereof exceeds the Basket Amount and shall thereafter be liable for all amounts without regard to the Basket Amount; (II) the claims under this Section 10.2(b) shall not, in any event, exceed the Liability Limit, except that the claims under this Section 10.2(b) for a breach of the representations and warranties contained in Sections 5.6 and 7.1 shall not, in any event, exceed $690 million; and (III) as to any particular claim or series of claims arising out of the same or related facts, events or circumstances, a Fox Indemnified Party shall be entitled to seek indemnity for such claim or claims only if such claim or claims equals or exceeds $50,000 in which case the Fox Indemnified Party shall be entitled to seek indemnity for the full amount of such claim or claims (subject to the other limitations herein; and (IV) the Fox Indemnified Liabilities shall not include any Loss that any Fox Indemnified Party would have suffered had this Agreement not been executed and delivered, including as a direct or indirect partner in any Partnership.  Subject to the immediately preceding sentence, loss or damage suffered by the Fox Indemnified Parties with respect to any loss in a Partnership shall be equal to, without limitation, the incremental indirect interest in any Fox Indemnified Liability obtained as a result of the incremental ownership interest acquired hereunder by the Fox Parties, but shall not include any diminution in the value of any asset other than as a result of the assertion of a Fox Indemnified Liability that directly reduces the value of an asset by offset or otherwise.  Notwithstanding anything herein to the contrary, the limitations in clauses (I), (II) and (III) of this Section 10.2(b) shall not apply to any claims under this Section 10.2(b) for a breach of the representations and warranties and covenants contained in Section 5.10 and the proviso to Section 8.1(a).

Section 10.3                                Indemnification Procedures.  Each Indemnified Party shall give notice as promptly as reasonably practicable to each Indemnifying Party from which it is entitled to seek indemnity under Section 10.2 of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an Indemnifying Party shall not relieve such Indemnifying Party from any liability that it may have on account of this indemnity agreement or otherwise so long as such failure shall not have materially prejudiced the position of the Indemnifying Party.  Upon such notification, the Indemnifying Party shall assume the defense of such action and after such assumption the Indemnified Party shall not be entitled to reimbursement of any expenses incurred by it in connection with such action except as described below.  In any

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such action, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the applicable Indemnifying Party and the Indemnified Party shall have mutually agreed to the contrary or (ii) the named parties in any such action (including any impleaded parties) include both the applicable Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them.  The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent (which shall not be unreasonably withheld or delayed by such Indemnifying Party), but if settled with such consent or if there be final judgment for the plaintiff, the Indemnifying Party shall indemnify the applicable Indemnified Party from and against any loss, damage or liability by reason of such settlement or judgment.

Section 10.4                                Exclusive Remedy.  If the Closing occurs, the indemnification provided for in this Article 10 shall be the exclusive remedy of any party in respect of inaccuracy in any representations and warranties contained herein.

Section 10.5                                Subrogation.  In the event that an Indemnifying Party shall be obligated to indemnify an Indemnified Party pursuant to this Article X, the Indemnifying Party shall upon payment of such indemnity in full, be subrogated to all rights of the applicable Indemnified Party with respect to the claims for which such indemnification relates.

Section 10.6                                Tax Treatment.  Any payment under this Section 10 shall be treated by the parties hereto as an adjustment to the consideration in connection with the transactions contemplated hereby.

ARTICLE XI

MISCELLANEOUS

Section 11.1                                Notices.  All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall be delivered by certified or registered mail (first class postage pre-paid), guaranteed overnight delivery, or facsimile transmission if such transmission is confirmed by delivery by certified or registered mail (first class postage pre-paid) or guaranteed overnight delivery, to the following addresses and facsimile numbers (or to such other addresses or facsimile numbers which such party shall designate in writing to the other party):

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(a)                                  if to any Rainbow Party to:

c/o Rainbow Media Holdings, LLC
1111 Stewart Avenue
Bethpage, New York  11714
Attention:  President
Facsimile:  (516) 803-1006
With a copy to Attention:  Senior Vice President,

Business Affairs and General Counsel

cc:                                 Cablevision Systems Corporation

1111 Stewart Avenue
Bethpage, New York  11714
Attention:  Executive Vice President and

General Counsel

Facsimile:  (516) 803-2577

(b)                                 If to any of the Fox Parties:

c/o Fox Cable Networks Group
10201 W. Pico Blvd.
Building 103
Los Angeles, CA  90035
Telephone:  (310) 284-2399
Telecopier:  (310) 229-5656
Attention:  Executive Vice President and

General Counsel

With a copy to:

News Corporation
1211 Avenue of the Americas
New York, New York  10036
Telephone:  (212) 852-7000
Telecopier:  (212) 768-7896
Attention: Lawrence A. Jacobs, Esq.

and:

Hogan & Hartson L.L.P.
875 Third Avenue
New York, New York  10022
Telephone:  (212) 918-3000
Telecopier:  (212) 918-3100
Attention:  Ira S. Sheinfeld, Esq.

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Section 11.2                                Entire Agreement.  This Agreement, including the Exhibits and Schedules attached hereto and other documents delivered at the Closing pursuant to this Agreement, contain the entire understanding of the parties in respect of its subject matter and supersede all prior agreements and understanding between or among the parties with respect to such subject matter.  The Exhibits and Schedules constitute a part hereof as though set forth in full above.

Section 11.3                                Expenses; Taxes.  The parties shall pay their own fees and expenses, including their own counsel fees, incurred in connection with this Agreement or any transaction contemplated by this Agreement.  Any deed, transfer or other tax arising out of the transfer of the Transferred Interests and the filing fees for the filing under the Hart-Scott-Rodino Act shall be paid one-half each by the Rainbow Parties and the Fox Parties.

Section 11.4                                Amendment; Waiver.  This Agreement may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by all of the parties.  Except as expressly provided herein, no failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege.  No waiver of any breach of any provision shall be deemed to been a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between or among the parties.  No extension of time for performance of any obligations or other acts hereunder or under any agreement shall be deemed to be an extension of the time or performance of any obligations or any other acts.  The rights and remedies of the parties under this Agreement are in addition to all other rights and remedies, at law or equity, that they may have against each other.

Section 11.5                                Binding Effect; Assignment.  The rights and obligations under this Agreement shall bind and inure to the benefit of the parties and their respective successors and permitted assigns.  The rights and obligations of this Agreement may not be assigned by any of the parties without the prior written consent of the other parties.

Section 11.6                                Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

Section 11.7                                Headings.  The headings contained in this Agreement are for the convenience of reference only and are not to be given any legal effect and shall not affect the meaning or interpretation of this Agreement.

Section 11.8                                Governing Law; Interpretation.  This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of New York applicable to contracts to be wholly performed within such State.  The Rainbow Parties and Fox Parties hereby (i) irrevocably submit to the jurisdiction of any New York State or Federal court sitting in New York City in any action or proceeding arising out of or

43

relating to this Agreement, (ii) waive any defense based on doctrines of venue or forum non conveniens, or similar rules or doctrines, and (iii) irrevocably agree that all claims in respect of such an action or proceeding may be heard and determined in such New York State or Federal court.  The Rainbow Parties and Fox Parties hereby waive any right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement.

Section 11.9                                Severability.  The parties stipulate that the terms and provisions of this Agreement are fair and reasonable as of the date of this Agreement.  However, if any provision of this Agreement is determined by a court of competent jurisdiction or a Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.  If, moreover, any of those provisions shall for any reason be determined by a court of competent jurisdiction to be unenforceable because excessively broad or vague as to duration, geographical scope, activity or subject, it shall be construed by limiting, reducing or defining it, so as to be enforceable.

Section 11.10                          Benefit.  Except with respect to the Transferred Employees under Section 8.8 and Indemnified Parties under Article 10, nothing in this Agreement, express or implied, is intended or shall be construed to confer upon or give to any person, firm or corporation other than the parties hereto any remedy or claim under or by reason of this Agreement or any term, covenant or condition hereof, all of which shall be for the sole and exclusive benefit of the parties hereto.

Section 11.11                          Non-Recourse.  Notwithstanding anything contained in this Agreement to the contrary, it is expressly understood and agreed by the parties hereto that no representation, undertaking or agreement made in this Agreement on the part of any party hereto was made or intended to be made as a personal or individual representation, undertaking or agreement on the part of any incorporator, stockholder, director, officer, agent, member or partner (past, present or future), of any party and no personal or individual liability or responsibility is assumed by, nor shall any recourse at any time be asserted or enforced against, any such incorporator, stockholder, director, officer, agent, member or partner, all of which recourse (whether in common law, in equity, by statute or otherwise) is hereby forever waived and released.

Section 11.12                          Termination.  This Agreement may be terminated and the transactions contemplated herein may be abandoned, (a) by mutual consent of the parties hereto, or (b) by any party by notice to the other party if the Closing Date shall not have occurred on or before August 31, 2005. In the event of any termination of this Agreement, this Agreement shall forthwith become wholly void and of no further force and effect and there shall be no liability on the part of any of the parties hereto or their respective officers or directors, except that termination shall not preclude any party from bringing an action against another party for breach of any covenant or agreement contained herein that occurs prior to termination.

44

Section 11.13                          FCS Agreement.  Reference is made to that certain Agreement Regarding Fox Sports Digital Nets, dated as of June 1, 2001 (the “FCS Agreement”), between Fox Cable Network Services, LLC (“Fox Cable”) and, respectively, each of the entities set forth on Schedule A attached thereto (the “Rainbow RSNs”).  Fox Sports Net, on behalf of Fox Cable, and RMH, on behalf each of the Rainbow RSNs, hereby agree that if and when the Closing occurs (i) Section 5(b) of the FCS Agreement shall be amended to reduce the percentage of Digital Net Profit (as defined in the FCS Agreement) due from Fox Cable to Rainbow NSP Partner from 35% to 25%, and (ii) to waive any and all rights of any Rainbow RSN to terminate the FCS Agreement pursuant to Section 6(c) of the FCS Agreement as a result of (A) a change of control of such Rainbow RSN or (b) if any affiliate of Rainbow NSP Partner does not have a material ownership interest in NSP.  At all times after the Closing, Rainbow RSN shall be deemed not to include Ohio Partnership and Florida Partnership.

45

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

RAINBOW MEDIA HOLDINGS, LLC

By:
Name
Title:

RAINBOW REGIONAL HOLDINGS LLC

By:
Name
Title:

RAINBOW NATIONAL SPORTS HOLDINGS LLC

By:
Name
Title:

RAINBOW ADVERTISING HOLDINGS LLC

By:
Name
Title:

46

FOX SPORTS NET, INC.

By:
Name
Title:

FOX SPORTS RPP HOLDINGS, INC.

By:
Name
Title:

FOX SPORTS NET NATIONAL NETWORK HOLDINGS II, LLC

By:
Name
Title:

FOX SPORTS NET NATIONAL AD SALES HOLDINGS II, LLC

By:
Name
Title:

FOX SPORTS NET BAY AREA HOLDINGS, LLC

By:
Name
Title:

47

FOX SPORTS NET CHICAGO HOLDINGS, LLC

By:
Name
Title:

48

Exhibit A

GENERAL PARTNERSHIP AGREEMENT

OF PACIFIC REGIONAL PROGRAMMING PARTNERS

TABLE OF CONTENTS

ARTICLE I	DEFINITIONS

ARTICLE II	FORMATION OF GENERAL PARTNERSHIP

2.1	Formation
2.2	Name
2.3	Compliance with Partnership and Other Laws
2.4	Principal Place of Business
2.5	Purpose
2.6	Term of Partnership
2.7	Qualification in other Jurisdictions
2.8	Ownership of Property

ARTICLE III	PARTNERSHIP CAPITAL

3.1	Capital Contributions
3.2	Failure to Make Capital Contributions
3.3	Capital Accounts
3.4	Allocation of Items of Partnership Income, Gain, Loss, Deduction and Credit
3.5	Distributions
3.6	Partnership Funds
3.7	Borrowings

ARTICLE IV	MANAGEMENT OF THE PARTNERSHIP

4.1	Management of the Partnership’s Business
4.2	Partners’ Committee
4.3	Budget and Business Plan
4.4	Limitation on Agency
4.5	Managing Partner’s Services and Expenses
4.6	Liability of Partners’ Committee and Managing Partner
4.7	Indemnification
4.8	Approved Agreements
4.9	Unanimous Actions by Partners
4.10	Removal of Managing Partner

ARTICLE V	BOOKS AND RECORDS; REPORTS TO PARTNERS

5.1	Books and Records
5.2	Financial Reports
5.3	Tax Returns and Information

i

ARTICLE VI	PLEDGES, TRANSFERS, ADMISSIONS, WITHDRAWALS

6.1	Transfer by Partners
6.2	Additional Provisions Relating to Transfer
6.3	Effect of Attempted Transfer; Withdrawals and Admissions Generally
6.4	Tax Allocation Adjustments; Distributions After Transfer
6.5	Certain Affiliate Transferee Transactions Not Deemed Transfers
6.6	Buy-Out Procedure
6.7	Special Party Transfers
6.8	Buy-Sell Procedure

ARTICLE VII	EVENTS OF DEFAULT

7.1	Events of Default
7.2	Remedies of Non-Defaulting Partners

ARTICLE VIII	DURATION AND TERMINATION OF THE PARTNERSHIP

8.1	Events of Termination
8.2	Winding-Up
8.3	Purchase Option Upon Bankruptcy of a Partner

ARTICLE IX	COVENANTS, REPRESENTATIONS AND WARRANTIES

9.1	Compliance with Applicable Law
9.2	No Restrictive Covenants
9.3	Indemnification of Partners; Contribution
9.4	Notice of Change in Control and Indirect Transfer

ARTICLE X	MISCELLANEOUS

10.1	Waiver of Partition
10.2	Modification; Waivers
10.3	Entire Agreement
10.4	Severability
10.5	Notices
10.6	Successors and Assigns
10.7	Counterparts
10.8	Headings; Cross-references
10.9	Construction
10.10	Property Rights; Confidentiality
10.11	Non-Recourse
10.12	Further Actions
10.13	Survival
10.14	Governing Law
10.15	No Right of Set-Off

ii

10.16	Expenses of the Parties
10.17	Unregistered Interests

ANNEXES

A	Approved Agreements of the Partnership
B	Budget and Business Plan
C	Form of Subordinated Note
D	Allocation Policy for Management Overhead

iii

THIS GENERAL PARTNERSHIP AGREEMENT (the “Agreement”) of Pacific Regional Programming Partners, a general partnership organized under the laws of the State of New York (the “Partnership”), made as of                             , 2005 is entered into by and between Rainbow Regional Holdings Sub, L.L.C., a Delaware limited liability company (“Rainbow Partner”), and Fox Sports RPP Holdings, Inc., a Delaware Corporation (“Fox Partner”).

W I T N E S S E T H:

WHEREAS, Rainbow Partner and Fox Partner desire to enter into this Agreement in connection with the formation of the Partnership to, among other things, own interests in SportsChannel Pacific Associates.

WHEREAS, the Partnership is being formed pursuant to the Distribution and Transfer Agreement, dated as of February 18, 2005, between Rainbow Media Holdings, LLC, Fox Sports Net, Inc., and the other parties thereto.

WHEREAS, Rainbow Partner and Fox Partner wish to set forth their respective rights and obligations with respect to the formation of the Partnership under the Partnership Law of the State of New York.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound hereby agree as follows:

ARTICLE I

DEFINITIONS

As used herein, the following terms have the meanings assigned to them in this Article (except as otherwise expressly provided) and include the plural as well as the singular, and all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP, as in effect from time to time and any capitalized term used herein and not defined in this Article is defined in the provision of this Agreement where such term is first used:

Adjusted Capital Account Deficit:  With respect to any Partner, the deficit balance, if any, in such Partner’s Capital Account as of the end of the relevant taxable period, after giving effect to the following adjustments:  (i) credit to such Capital Account any amounts that such Partner is obligated to restore or is deemed to be obligated to restore pursuant to the next-to-last sentences of Treasury Regulations Section 1.704-2(g)(1) and Treasury Regulations Section 1.704-2(i)(5), and (ii) debit to such Capital Account the items described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

Affiliate:  As to any Person, any other Person that directly or indirectly through one or more intermediaries is Controlled by, Controls or is under common Control with, such Person.  Notwithstanding the foregoing, (i) neither the Partnership nor any Person Controlled by the Partnership shall be deemed to be an “Affiliate” of any Partner or of any Affiliate of any Partner and (ii) no Partner or any Affiliate thereof shall be deemed to be an “Affiliate” of any other Partner or any Affiliate thereof solely by virtue of its Interest in the Partnership.

Affiliate Transferee:  As defined in Section 6.5(a).

Agreement:  This General Partnership Agreement, as the same may be amended from time to time in accordance with the provisions hereof.

Allocated Interest Offer Price:  In the case of any proposed sale of an Offered Interest (as defined in Section 6.1(b)) in conjunction with other property owned by a Partner or an Affiliate of a Partner, an amount equal to the product of the aggregate consideration, including, without limitation, the assumption of debt and any contractual payments to be received for all such property and a fraction, the numerator of which is equal to the Fair Market Value of the Offered Interest and the denominator of which is equal to the Fair Market Value of all such property to be sold.

Appraiser:  An independent investment banking firm appointed in accordance with the terms of this Agreement that (a) is not (i) an Affiliate, or an officer, director, employee or holder of any voting securities of the Partnership or any Partner or (ii) an officer, director, employee or holder of more than 5% of the voting securities of any Affiliate of any Partner, and (b) is engaged as a regular part of its business in the valuation of business entities.

Approved Agreements:  The agreements listed in Annex A to this Agreement and following a Special Party Transfer, the agreements referred to in Section 6.7, in any case as the same may be amended from time to time in accordance with the provisions hereof and thereof.

Arm’s-length basis:  As to any transaction, agreement or other arrangement, being on terms that would be reached by unrelated parties not under any compulsion to contract.

Bankruptcy:  The “Bankruptcy” of a Partner shall be deemed to have occurred and a Partner shall be “Bankrupt” for purposes of this Agreement upon the happening of any of the following:

(a)           The valid appointment of a receiver or trustee to administer all or a substantial portion of a Partner’s assets or a Partner’s Interest in the Partnership;

(b)           The filing by a Partner of a voluntary petition for relief under the Bankruptcy Code or of a pleading in any court of record admitting in writing its inability to pay its debts generally as they become due;

(c)           The making by a Partner of a general assignment for the benefit of creditors;

(d)           The filing by a Partner of an answer admitting the material allegations of, or its consenting to or defaulting in answering, a petition for relief filed against it in any proceeding under the Bankruptcy Code; or

(e)           The entry of an order, judgment or decree by any court of competent jurisdiction, granting relief against a Partner in a proceeding under the Bankruptcy Code, and such order, judgment or decree continuing unstayed and in effect for a period of thirty (30) days after such entry.

Bankruptcy Code:  The Bankruptcy Reform Act of 1978, as amended from time to time, any successor federal statute or any state law for the relief of debtors.

Bona Fide Offer:  As defined in Section 6.1(b).

Budget:  At any time, the then-effective annual operating and capital budget for the Partnership.  The 2005 Budget is annexed hereto as Annex B.

Business Day:  Each Monday, Tuesday, Wednesday, Thursday or Friday which is not a day on which banking institutions in New York City are authorized or obligated by law to close.

Business Plan:  The business plan for the Partnership for the period from January 1, 2005 through December 31, 2009, a copy of which is annexed hereto as Annex B, or the then-effective five-year business plan for the Partnership.

Business Plan Cash Flow:  The aggregate amount of cash flow for the Partnership for the four consecutive calendar quarters commencing with the calendar quarter immediately following the last day of the calendar quarter as to which the determination is being made as set forth in the then-applicable Business Plan or, if the then-applicable Business Plan does not include the necessary quarterly information, the amount shall be obtained by taking the information as to the applicable year or, if applicable, a pro rata portion of the two relevant years in the then-applicable Business Plan.

Buy-Out Closing Date:  As defined in Section 6.6(d).

Buy-Out Commencement Date:  (i) The later of (a) the third anniversary of the Effective Date or (b) the date on which a Buy-Out Trigger occurs and (ii) the date on which Fox Partner gives a notice to remove the Managing Partner pursuant to Section 4.10.

Buy-Out Price:  As defined in Section 6.6(b).

Buy-Out Procedure:  As defined in Section 6.6(a).

Buy-Out Trigger:  The date on which Fox Partner shall have voted against a second separate matter submitted by Rainbow Partner to either the Partners’ Committee pursuant to Section 4.2 or to all Partners for unanimous consent pursuant to Section 4.9.  Rainbow Partner agrees that it shall not submit any matter to the Partners’ Committee pursuant to Section 4.2 or all Partners for unanimous consent pursuant to Section 4.9 with knowledge that no reasonable Partner would approve such matter.

Buy-Sell Closing Date:  As defined in Section 6.8(d).

Buy-Sell Procedure:  As defined in Section 6.8(a).

Buy-Sell Trigger Date:  As defined in Section 6.8(a).

Capital Account:  As defined in Section 3.3(a).

Change in Control:  As to any Partner, a change, shift or transfer of Control with respect to such Partner (including any change in the Control of any entity Controlling such Partner).  Notwithstanding the foregoing, no Change in Control shall be deemed to have occurred with respect to (i) Rainbow Partner as a result of a change, shift or transfer of Control with respect to RMH or any Person Controlling RMH or as the result of the consummation of a transaction with a Special Party; or (ii) Fox Partner as a result of a change, shift or transfer of Control with respect to Fox or any Person Controlling Fox.

Code:  The United States Internal Revenue Code of 1986, as amended from time to time, or any successor statute or statutes to the Internal Revenue Code of 1986.

Complying Partner:  As defined in Section 3.2(a).

Contributing Partner:  As defined in Section 3.2(a).

Contribution Date:  As defined in Section 3.1(a).

Consumer Price Index:  The Consumer Price Index (All Items) published in the Monthly Labor Review by the U.S. Bureau of Labor Statistics or, if such index shall no longer be published, any comparable measure of changes in consumer prices on a national basis that is prepared and published periodically by an agency of the United States Government.

Control:  As to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or partnership interests, by contract or otherwise.

Damages:  As defined in Section 7.2.

Defaulting Partner:  As defined in Section 7.1.

Delinquent Partner:  As defined in Section 3.2(c).

Designee:  An Affiliate of an Offeree designated by the Offeree to purchase an Interest.

Distributable Cash:  The amount of cash held by the Partnership as of the close of business on the last day of the preceding calendar quarter, minus (i) if negative, the amount of the Business Plan Cash Flow as reflected in the then-applicable Business Plan and (ii) the greater of (A) 20% of the amount of cash held by the Partnership as of the close of business on the last day of the preceding calendar quarter or (B) $10 million.

Distribution and Transfer Agreement:  The Distribution and Transfer Agreement, dated as of February 18, 2005, by and among RMH, Fox Partner and the other parties thereto.

Effective Date:                          , 2005.

Event of Default:  As defined in Section 7.1.

Event of Termination:  As defined in Section 8.1.

Excess Contribution:  As defined in Section 3.2(a).

Fair Market Value:  As to any property, the price at which a willing seller would sell and a willing buyer would buy such property having full knowledge of the facts, and assuming each party acts on an Arm’s-length basis with the expectation of concluding the purchase or sale within a reasonable time.  Except as provided herein, in any case where there is a dispute as to the Fair Market Value of any property, such dispute shall be determined by an Appraiser selected jointly by the applicable Partners or, if the applicable Partners are not able to agree on an Appraiser, each applicable Partner shall select an Appraiser and the Appraisers so selected shall select another Appraiser, which shall determine the Fair Market Value of the property in question.

Fiscal Year:  As defined in Section 5.1(c).

Forfeited Partner:  As defined in Section 3.2(c).

Fox:  Fox Entertainment Group, Inc., a Delaware corporation, and any entity succeeding to all or substantially all of the assets of Fox Entertainment Group, Inc.

Fox Partner:  Fox Sports RPP Holdings, Inc., a Delaware corporation.

GAAP:  Generally accepted accounting principles as in effect in the United States from time to time and consistently applied.

Indirect Transfer:  With respect to an Interest, a transfer of Control of the Partner directly owning such Interest or of any Affiliate of a Partner more than 50% of the Fair Market Value of which is attributable, directly or indirectly, to such Interest; provided that any transaction which is not a Change in Control by virtue of the second sentence of the definition of “Change in Control” shall similarly not be an Indirect Transfer.

Initial Capital Account Balance:  The Initial Capital Account Balance of (i) the Rainbow Partner shall equal 60% of the aggregate of the capital account interest of RPP Pacific Partner I and RPP Pacific Partner II in Prior Partnership immediately preceding the distribution of the interests in the Partnership pursuant to the Distribution and Transfer Agreement, and (ii) the Fox Partner shall equal 40% of the aggregate of the capital account interest of RPP Pacific Partner I and RPP Pacific Partner II in Prior Partnership immediately preceding the distribution of the interests in the Partnership pursuant to the Distribution and Transfer Agreement.

Initiating Partner:  As defined in Section 6.8(a).

Interest:  As to each Partner, such Partner’s rights to participate in the income, gains, losses, deductions and credits of the Partnership, together with all other rights and obligations of such Partner under this Agreement.

Losses:  As defined in Section 3.4(a).

Make-up Amount:  As defined in Section 3.2(c).

Make-up Contribution:  As defined in Section 3.2(c).

Management Overhead:  Expenses of Related Persons with respect to the Managing Partner, a portion of which are allocated to the Partnership and any Related Persons with respect to the Managing Partner pursuant to Section 4.5.

Managing Partner:  The Managing Partner of the Partnership shall be Rainbow Partner, unless and until changed in accordance with the provisions of this Agreement.

Material Asset:  (i) any interest in SportsChannel Pacific Associates, (ii) any asset of the Partnership designated as a “Material Asset” by the Partners’ Committee, or (iii) any asset with a Fair Market Value in excess of $20 million.

Minimum Gain Attributable to Partner Nonrecourse Debt:  That amount determined in accordance with the principles of Treasury Regulations Section 1.704-2(i)(3).

Minimum Interest:  As to any Person, (i) 50% of the voting securities or (ii) 50% of each of (a) all of the general partnership or membership interests in such Person and (b) all of the partnership or membership interests in such Person.

Nonbankrupt Partner:  As defined in Section 8.3.

Non-Defaulting Partner:  As defined in Section 7.2.

Nonrecourse Deductions:  Any and all items of loss or deduction or expenditure, including those described in Section 705(a)(2)(B) of the Code that in accordance with the principles of Treasury Regulations Section 1.704-2(b)(1) are attributable to a Nonrecourse Liability.

Nonrecourse Liability:  Has the meaning set forth in Treasury Regulations Section 1.704-2(b)(3).

Offered Interest:  As defined in Section 6.1(b).

Offeree:  As defined in Section 6.1(b).

Offer Notice:  As defined in Section 6.1(b).

Partner:  Rainbow Partner, Fox Partner or any other Person hereafter admitted to the Partnership in accordance with the terms hereof, but excluding any Person that ceases to be a Partner in accordance with the terms hereof.

Partner Nonrecourse Debt:  Has the meaning set forth in Treasury Regulations Section 1.704-2(b)(4).

Partner Nonrecourse Deductions:  Any and all items of loss or deduction or expenditure, including those described in Section 705(a)(2)(B) of the Code that in accordance with the principles of Treasury Regulations Section 1.704-2(i)(2), are attributable to Partner Nonrecourse Debt.

Partners’ Committee:  As defined in Section 4.2.

Partner’s Loan:  A loan by a Partner or a Related Person of a Partner to the Partnership in respect of which repayment of principal and interest shall be subordinated to the repayment of the principal of, and interest on, the indebtedness of the Partnership to third party lenders.  All Partner’s Loans shall bear interest, payable quarterly, at the Prime Rate and shall be unsecured and recourse thereunder shall be limited to the assets of the Partnership, and, except as otherwise provided in Section 6.2(b), the note evidencing the same shall be non-negotiable and non-transferable (except to a Permitted Transferee of an Interest) and shall be in substantially the form annexed hereto as Annex C.

Partnership:  As defined in the Recitals.

Partnership Minimum Gain:  That amount determined in accordance with the principles of Treasury Regulations Section 1.704-2(d).

Partnership Property:  As defined in Section 2.8.

Permitted Investment:  An investment of any of the following types:  (a) United States Treasury bills and notes; (b) securities guaranteed by the United States or an agency of the United States and backed by the full faith and credit of the United States; (c) certificates of deposit, banker’s acceptances or time deposits issued by any commercial bank or branch thereof chartered by the United States or any State thereof or by the District of Columbia and having its long-term debt obligations rated A- or better by Standard & Poor’s Ratings Group (“Standard &

Poor’s”); (d) commercial paper rated A-3 or better by Standard & Poor’s; (e) repurchase agreements with financial institutions the long-term debt obligations of which are rated A- or better by Standard & Poor’s; (f) Eurodollar deposits with direct subsidiaries of any commercial bank chartered by the United States or any State thereof or by the District of Columbia and having its long-term debt obligations rated A- or better by Standard & Poor’s; or (g) other instruments and investments approved by the Partners’ Committee.

Person:  An individual or a corporation, partnership, limited liability company, trust, unincorporated association or other entity.

Prime Rate:  A rate of interest equal to the rate per annum announced from time to time by JPMorgan Chase Bank, N.A. at its principal office as its prime rate (which rate shall change when and as such announced prime rate changes) but in no event more than the maximum rate of interest permitted to be collected from time to time under applicable usury laws.

Prior Partnership means SportsChannel Pacific Associates, a New York general partnership.

Profits:  As defined in Section 3.4(a).

Purchasing Partner:  As defined in Section 6.8(d).

Rainbow Partner:  Rainbow Regional Holdings Sub, L.L.C., a Delaware limited liability company.

Refusing Partner:  As defined in Section 3.2(a).

Related Party Transaction:  As defined in Section 4.9(a).

Related Person:  As to each Partner, (i) such Partner, (ii) each Affiliate of such Partner, (iii) each director, officer or general partner of, or any stockholder or limited partner known to the Partner to own an equity interest greater than 10% in, such Partner or any Affiliate of such Partner, or (iv) each Person other than the Partnership in which such Partner or, to the knowledge of such Partner, any Affiliate of such Partner has an equity interest greater than 10%, excluding any business in which the Partnership has an interest, directly or indirectly.

Responding Partner:  As defined in Section 6.8(a).

Restricted Person:  Each Person listed on a writing executed by the parties hereto on the date of the Distribution and Transfer Agreement.

Restrictive Covenants:  As defined in Section 9.2.

RMH:  Rainbow Media Holdings, LLC, a Delaware limited liability company, and any entity succeeding to all or substantially all of its assets.

RPP Pacific Partner I means Regional Pacific Holdings, L.L.C., a Delaware limited liability company.

RPP Pacific Partner II means Regional Pacific Holdings, L.L.C., a Delaware limited liability company.

Selling Partner:  As defined in Section 6.1(b)

Senior Credit Agreement:  Any instrument creating or otherwise evidencing indebtedness of the Partnership to a third party lender that is (x) approved by the Partners’ Committee or (y) incurred for one or more of the purpose described in Section 4.9(a)(ix).

Sharing Percentage:  Subject to adjustment pursuant to Section 3.2 hereof the Sharing Percentage of each Partner in the Partnership shall be as follows:

Rainbow Partner:	60%
Fox Partner:	40%

Special Party:  Any of the parties identified as such in a writing delivered by the parties hereto prior to the execution of this Agreement.

Special Party Counterpart:  The Counterpart of this Agreement identified in a writing delivered by the parties hereto prior to the execution of this Agreement.

Special Party Transfer:  A Transfer by Rainbow Partner of all of its Interest to a Special Party.

Stated Value:  As defined in Section 6.8(a).

Tax Matters Partner:  As defined in Section 5.3(a).

Term:  As defined in Section 2.6.

Timely Partner:  As defined in Section 3.2(c).

Transfer:  To sell, assign, transfer, pledge or otherwise dispose of, or encumber (voluntarily, involuntarily or by operation of law); provided that a “Transfer” shall not include any bona fide assignment, hypothecation, pledge or encumbrance to any unaffiliated third party lender in a financing transaction.

Transferring Partner:  As defined in Section 6.8(d).

ARTICLE II

FORMATION OF GENERAL PARTNERSHIP

2.1           Formation

(a)           Pursuant to the terms and conditions contained in this Agreement, Rainbow Partner is hereby admitted to the Partnership as a Partner owning a 60% Sharing Percentage and Fox Partner is hereby admitted to the Partnership as a Partner owning a 40% Sharing Percentage.

(b)           The name and mailing address of each Partner and the amount credited to each Partner’s Capital Account shall be listed on Schedule A attached hereto.  The Managing Partner shall update and distribute to the other Partners Schedule A from time to time as necessary to accurately reflect the information therein.  Any amendment or revision to Schedule A made in accordance with this Agreement shall not be deemed an amendment to this Agreement that requires the consent of the Partners.  Any reference in this Agreement to Schedule A shall be deemed to be a reference to Schedule A as amended and in effect from time to time.

2.2           Name.  The name of the Partnership shall be Pacific Regional Programming Partners or any other name designated by the Partners’ Committee upon compliance with all applicable laws.

2.3           Compliance with Partnership and Other Laws.  The Partners will use their reasonable best efforts to take the actions required to cause the Partnership to comply with all applicable partnership laws, assumed name acts, fictitious name acts, and similar statutes in effect in each jurisdiction or political subdivision in which the Partnership does business from time to time, and the Partners agree to execute appropriate documents requested by the Managing Partner with the advice of counsel to comply with such laws.  All actions to be taken pursuant to this Section 2.3 by the Partnership and by the Partners shall be at Partnership expense.

2.4           Principal Place of Business.  The principal place of business of the Partnership shall be a place in the United States designated by the Managing Partner from time to time.

2.5           Purpose.  The Partnership is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Partnership is, engaging in any lawful act or activity for which partnerships may be formed under the laws of the State of New York and engaging in any and all activities necessary, convenient, desirable or incidental to the foregoing, including, without limitation, acquiring, holding, managing, operating and disposing of real and personal property.

2.6           Term of Partnership.  The term of the Partnership (the “Term”) shall continue for ninety-nine (99) years from the Effective Date, unless the Partnership is sooner dissolved and terminated as provided in Article VIII.

2.7           Qualification in other Jurisdictions.  The Partners shall cause the Partnership to be qualified, formed or registered under assumed or fictitious name statutes or similar laws in any jurisdiction in which the Partnership transacts business.  The Managing Partner shall execute, deliver and file any certificates (and any amendments and/or restatements thereof) necessary for the Partnership to qualify to do business in a jurisdiction in which the Partnership wishes to conduct business.

2.8           Ownership of Property.  Except to the extent the Managing Partner deems it to be in the best interests of the Partnership to use nominees from time to time,

legal title to all assets, rights and property, whether real, personal or mixed, owned by the Partnership (collectively, the “Partnership Property”) shall be acquired, held and conveyed only in the name of the Partnership.

ARTICLE III

PARTNERSHIP CAPITAL

3.1           Capital Contributions.

(a)           Unless otherwise agreed by all Partners, all capital contributions (other than any initial capital contribution) shall be in cash.  Except as provided in Sections 4.9 and 6.6(c), the Managing Partner shall from time to time during the Term give notice to each Partner of any capital contribution due in accordance with (x) the Budget or (y) Section 3.1(c) not less than 30 nor more than 90 days prior to the date on which such capital contribution is due.  Such notice shall set forth the amount to be contributed by each Partner, the date (the “Contribution Date”) on which the contribution is to be made, and the account of the Partnership to which such funds are to be transmitted.  There shall be no more than one capital call under this Section 3.1(a) in any calendar month.

(b)           All capital contributions under Section 3.1(a) to be made by the Partners shall be in proportion to their respective Sharing Percentages (determined, in each case, at the time the notice contemplated by Section 3.1(a) is given).

(c)           If the Managing Partner determines that it is necessary or desirable to require the Partners to recontribute to the Partnership as capital contributions some or all of the distributions made to each such Partner (or its predecessor in interest) pursuant to Section 3.5 within 36 months of such determination in order to permit the Partnership to make, within 30 days of the due date for such capital contributions, “up front” or other payments under rights agreements (but only if such payments are required under the terms of the relevant agreement including as the same is proposed to be entered into or amended in connection with the payment), the Managing Partner shall provide the notice required by Section 3.1(a).  The amount to be recontributed shall be based upon the Partner’s pro rata share of all prior distributions under Section 3.5, adjusted to reflect any prior capital contribution under this Section 3.1(c).

3.2           Failure to Make Capital Contributions.

(a)           Upon the failure of any Partner (the “Refusing Partner”) to make all or a portion of a capital contribution required of it pursuant to this Agreement on or before any Contribution Date, any other Partner (each, a “Complying Partner”) may, at its option exercised by giving notice to the other Partners, make up the defaulted capital contribution or any portion thereof by making a capital contribution to the Partnership in an amount not exceeding the amount of the required capital contribution which the Refusing Partner failed to make.  If more than one Complying Partner wishes to contribute all or any portion of the unpaid amount of the Refusing Partner’s required capital contribution, and the aggregate amount which such Complying Partners wish to contribute exceeds the unpaid amount of the Refusing Partner’s required capital contribution, then the Complying Partners shall determine among themselves the amount that each such Complying Partner shall contribute to the Partnership, or, in the event the Complying Partners cannot agree, each Complying Partner shall contribute to the Partnership an amount equal to its pro rata share (based on the proportion that each Complying Partner’s Sharing Percentage bears to the aggregate Sharing Percentages on the relevant Contribution Date of all the Complying Partners that wish to contribute) of the Refusing Partner’s required additional capital contribution.  Each Complying Partner that makes a capital contribution pursuant to this Section 3.2 shall be referred to herein as a “Contributing Partner.”  Any contribution by a Contributing Partner of such additional amount as a capital contribution pursuant to this Section 3.2(a) shall be deemed an additional capital contribution of such Contributing Partner (an “Excess Contribution”).

(b)           Whenever pursuant to this Section 3.2 with respect to any capital call, a Refusing Partner has not, within 15 days after the related Contribution Date, made capital contributions in an amount equal to the full capital call of such Refusing Partner, then the Sharing Percentage of such Refusing Partner in the Partnership shall be reduced, with effect from the related Contribution Date, so that such Sharing Percentage equals the quotient (expressed as a percentage) of (x) the sum of (i) the Initial Capital Account Balance of such Refusing Partner and (ii) all capital contributions made by such Refusing Partner less all distributions of capital to the Refusing Partner following the Effective Date and prior to the related Contribution Date divided by (y) the sum of (a) the Initial Capital Account Balances of all Partners and (b) all the capital contributions of all Partners less all distributions of capital to all Partners following the Effective Date and prior to the related Contribution Date (including any capital contributions made in respect of such capital call pursuant to Section 3.2(a), regardless of when made); and the Sharing Percentage of each Complying Partner shall be increased, with effect from the related Contribution Date, by an amount equal to the product of (I) the amount by which the Sharing Percentage of such Refusing Partner has been reduced pursuant to this sentence and (II) the quotient of (A) the sum of (X) the Initial Capital Account Balance of such

Complying Partner and (Y) all capital contributions made by such Complying Partner less all distributions of capital to such Complying Partner following the Effective Date and prior to the related Contribution Date (including any additional capital contribution made by such Complying Partner pursuant to Section 3.2(a), regardless of when made) divided by (B) the sum of (aa) the Initial Capital Account Balances of all of the Complying Partners and (bb) all the capital contributions of all Complying Partners less all distributions of capital to all Complying Partners following the Effective Date and prior to the related Contribution Date (including any additional capital contributions made in respect of such capital call pursuant to Section 3.2(a), regardless of when made).

(c)           If at any time (i) any Partner’s Sharing Percentage is less than two-fifths of such Partner’s Sharing Percentage as of the Effective Date (appropriately adjusted to reflect any admissions of additional Partners) or (ii) any Partner has failed to make in full a capital contribution required under Section 3.1(c) within the time period contemplated by Section 3.1(a), such Partner shall forfeit (i) all voting rights (including the voting rights, if any, of its representatives on the Partners’ Committee), except as otherwise required by law and except as provided in Section 4.9(b) and (ii) such Partner’s right to consent (or withhold consent) to Transfers under (and as defined in) Section 6.1(a) and such Partner’s right of first refusal pursuant to Section 6.1(b) hereof.  A Partner that has forfeited its voting and other rights under this paragraph is referred to as a “Forfeited Partner” for and during the period such rights are so forfeited.  Except as otherwise specifically provided in this Section 3.2(c), a Forfeited Partner shall continue to be a Partner in all other respects and shall not, by virtue of becoming a Forfeited Partner, be released from any of its obligations as a general partner in the Partnership or under this

Agreement (including its obligations with respect to required additional capital contributions).  The forfeiture by any Partner of certain of its rights pursuant to this Section 3.2(c) shall not prejudice the right of such Partner to any claim that such Partner may have at law against the Managing Partner in the case of a breach by the Managing Partner of any provision of this Agreement or of the duties of care and of loyalty owed by the Managing Partner to the Partnership.

In the event that any Partner (the “Delinquent Partner”) fails to make a capital contribution on or before the Contribution Date specified in the notice of the Managing Partner, but does make its contribution within 15 days after such Contribution Date, each Partner (each, a “Timely Partner”) that made its capital contribution on or before the Contribution Date shall be entitled to receive interest at a rate per annum equal to the Prime Rate (calculated on the basis of a year of 360 days) from the Delinquent Partner (and not from the Partnership) from the date of payment of its capital contribution to the date the Delinquent Partner made its capital contribution.

Notwithstanding the foregoing provisions of this Section 3.2, if the Sharing Percentage of any Partner other than the Managing Partner has been reduced pursuant to Section 3.2(b) for failure to make a capital contribution such Partner may, at any time prior to the date that is 270 days after such capital contribution was due, make a capital contribution to the Partnership or a payment to each Contributing Partner, as provided below (each, a “Make-up Contribution”), in an amount equal to the Make-up Amount (as hereinafter defined).  Upon the making of a Make-up Contribution by such Partner in the full amount of the Make-up Amount, the Sharing Percentages of the Partners shall be adjusted to give effect to such Make-up Contribution so as to restore to such Refusing Partner and the Complying Partners the respective Sharing Percentages they would have had but for and solely based on the default of the Refusing Partner.

The “Make-up Amount” shall be the amount of the defaulted capital contribution of the Refusing Partner, plus interest thereon at a rate per annum equal to the Prime Rate plus 1% calculated on the basis of a year of 360 days from the Contribution Date until the date of payment of the Make-up Contribution.  In the event that no Complying Partner has made up any portion of the defaulted capital contribution of such Refusing Partner pursuant to Section 3.2(a), and the Refusing Partner elects to make a Make-up Contribution, the full Make-up Amount shall be paid by the Refusing Partner to the Partnership.  In the event that a Contributing Partner has, pursuant to Section 3.2(a), made up all or a portion of the defaulted capital contribution of such Refusing Partner through additional capital contributions, and the Refusing Partner elects to make a Make-up Contribution, such Refusing Partner shall pay directly to each Contributing Partner an amount equal to the Make-up Amount multiplied by the quotient of (x) the portion of all Excess Contributions paid by such Contributing Partner, divided by (y) the total amount of the relevant defaulted capital contribution, and after such payment the Refusing Partner shall contribute the remainder (if any) of the Make-up Amount to the Partnership.

3.3           Capital Accounts.

(a)           A separate capital account (each, a “Capital Account”) shall be maintained for each Partner.  The Initial Capital Account Balance of each Partner shall be as specified in Article I.  Subject to the provisions of paragraphs (b), (c) and (d) of this Section 3.3, the Capital Account of each Partner shall be (i) increased by (A) the amount of cash and the Fair Market Value of other property contributed to the Partnership by such Partner as a capital contribution (net of liabilities of such Partner assumed by the Partnership and liabilities to which such contributed property is subject) (including any Excess Contributions made by such Partner whether or not the Partner was reimbursed by a Refusing Partner) and (B) Profits and any other items of income allocated to such Partner pursuant to Section 3.4 and (ii) decreased by (A) the amount of cash and the Fair Market Value of any property distributed to such Partner (net of liabilities of the Partnership assumed by such Partner and liabilities to which such distributed property is subject), (B) any Excess Contributions for which such Partner has been reimbursed by a Refusing Partner, and (C) items of Loss and any other deductions allocated to such Partner pursuant to Section 3.4.  Capital Accounts otherwise shall be maintained in accordance with Treasury Regulations in order for the allocation of Profits and Losses pursuant to Section 3.4 hereof to have substantial economic effect within the meaning of Section 704(b) of the Code.

(b)           Immediately prior to the distribution of any property (other than cash) to a Partner, the Capital Account of each Partner shall be increased or decreased, as the case may be, in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(e), to reflect the manner in which the unrealized income, gain, loss and deduction inherent in such property that has not previously been reflected in the Capital Accounts would be allocated among the Partners if there were a taxable disposition of such property for its Fair Market Value on the date of the distribution.

(c)           Immediately prior to:

(i)            a contribution of money or other property to the Partnership by a new or existing Partner as consideration for an Interest, or

(ii)           a distribution of money or other property by the Partnership to a retiring or continuing Partner as consideration for an Interest,

the Capital Account of each Partner shall be increased or decreased, as the case may be, to reflect the Fair Market Value of all the Partnership Property.  Such adjustment shall reflect the manner in which the unrealized income, gain, loss or deduction inherent in such property that has not previously been reflected in the Capital Accounts would be allocated among the Partners if there were a taxable disposition of such property for its Fair Market Value on the date of the contribution or distribution and shall otherwise be made in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(f).

(d)           Except as set forth in Section 3.2, no Partner shall be entitled to interest on its capital contributions or on the positive balance in its Capital Account and no such interest shall accrue.

3.4           Allocation of Items of Partnership Income, Gain, Loss, Deduction and Credit.

(a)           For purposes of this Agreement, the terms “Profits” and “Losses” shall mean, respectively, the net profits and net losses of the Partnership determined on an annual basis in accordance with the method of accounting used by the Partnership for Federal income tax purposes, except that (i) the items included in the calculation of Profits and Losses shall not include any items specially allocated under Section 3.4(c), (ii) where property is reflected in the Capital Accounts at a book basis different from the basis of such property for Federal income tax purposes, all gain, loss, depreciation and amortization on such property shall be determined for purposes of adjusting Capital Accounts based on the book basis of such property in accordance with Treasury

Regulations Section 1.704-1(b)(2)(iv)(g), (iii) income received by the Partnership which is exempt for Federal income tax purposes shall be included, and (iv) expenses of the Partnership which are not capitalizable and not deductible or deemed not capitalizable and not deductible for Federal income tax purposes (i.e., Section 705(a)(2)(B) expenditures) shall be taken into account.

(b)           (i)   Except as provided in paragraph (a) of this Section 3.4, clause (ii) of this paragraph (b), and Section 5.3(d), and after giving effect to the special allocations required by paragraph (c) of this Section 3.4, all Partnership Profits and Losses and other items of income, gain, loss, deduction and credit shall be allocated to the Partners in accordance with their Sharing Percentages, taking into account both the amount or amounts of such Sharing Percentages and the portions of the year during which such Sharing Percentages were held.

(ii)           If, at the end of any taxable period, any Partner’s Capital Account would have an Adjusted Capital Account Deficit (determined after taking into account all other allocations and distributions with respect to such period), then there shall be allocated to such Partner for such taxable period items of gross income in an amount sufficient to eliminate such Adjusted Capital Account Deficit.

(c)           Notwithstanding any other provision of this Section 3.4, the following special allocations shall be made for each taxable period in descending order of priority:

(i)            If there is a net decrease in Partnership Minimum Gain during any Partnership taxable period, each Partner shall be specially allocated items of income and gain of the Partnership for such period (and, if necessary, subsequent periods) in an amount equal to such Partner’s share of the net decrease in Partnership Minimum Gain, determined in accordance with Treasury Regulations

Sections 1.704-2(f) and 1.704-2(g)(2).  Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto.  The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2).  The Partnership may, however, (i) waive the chargeback of items of income and gain required by this Section 3.4(c)(i) and (ii) apply to the Commissioner of the Internal Revenue Service for approval of such waiver in the event that (x) the Partners have made Capital Contributions or received income allocations that have restored any previous Nonrecourse Deductions claimed or any distributions attributable to the proceeds of a Nonrecourse Liability, and (y) the Minimum Gain chargeback requirement would distort the Partners’ economic arrangement as reflected in this Agreement and as evidenced over the term of the Partnership by the Partnership’s allocations and distributions and the Partners’ Capital Contributions and it is not expected that the Partnership will have sufficient other income to correct that distortion.  This Section 3.4(c)(i) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith;

(ii)           If there is a net decrease in Minimum Gain Attributable to Partner Nonrecourse Debt during any Partnership taxable period, any Partner with a share of Minimum Gain Attributable to Partner Nonrecourse Debt at the beginning of such taxable period (determined in accordance with Treasury Regulations Section 1.704-2(i)(5)) shall be allocated items of the Partnership income and gain for such period (and, if necessary, subsequent periods) in an amount equal to such Partner’s share of the net decrease in the Minimum Gain Attributable to Partner Nonrecourse Debt, determined in accordance with Treasury Regulations Sections 1.704-2(g)(2) and 1.704-2(i)(4).  Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto.  The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(f)(5), 1.704-2(i)(4) and 1.704-2(j)(2)(ii) and (iii).  This Section 3.4(c)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.  In addition, rules consistent with the provisions of Treasury Regulations Sections 1.704-2(f)(2), (3), (4) and (5) will apply to the special allocation required by this Section 3.4(c)(ii);

(iii)          In the event that any Partner unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Partnership income and gain shall be specially allocated to such Partner (in respect of its Capital Account) in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of such Partner as quickly as possible, provided that an allocation pursuant to this Section 3.4(c)(iii) shall be made only if and to the extent that such Partner would have an Adjusted

Capital Account Deficit after all other allocations provided for in this Article III have been tentatively made as if this Section 3.4(c)(iii) were not in the Agreement;

(iv)          Nonrecourse Deductions for any taxable period shall be specially allocated among the Partners in accordance with their Sharing Percentages;

(v)           Partner Nonrecourse Deductions for any taxable period shall be specially allocated to the Partner that bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i).  If more than one Partner bears the economic risk of loss with respect to a Partner Nonrecourse Debt, such Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such economic risk of loss; and

(vi)          To the extent that any allocation is made in any taxable period to any Partner pursuant to the provisions of clauses (i) through (v) of this Section 3.4(c), such Partner shall thereafter be specially allocated items of Partnership gross income or deduction in order to negate the above-described allocations in the same taxable period if sufficient items of gross income or deduction are available and, if not available, in each succeeding taxable period until the aggregate amount of the above-described allocations are fully negated.

(d)           All items of income, gain, loss or deduction attributable to property contributed to the Partnership shall be allocated for Federal income tax purposes among the Partners in a manner that takes into account any difference between the Fair Market Value of such property at the time of its contribution (calculated for this purpose without regard to any outstanding indebtedness secured by or relating to such property) and its adjusted basis for Federal income tax purposes at that time, in accordance with Section 704(c) of the Code and the Treasury Regulations thereunder; provided, however, that with respect to any remaining book-tax disparity determined under Code Section 704(c) that existed in Prior Partnership immediately prior to the distribution of the interests in the Partnership to the Partners, such amount shall be specifically allocated to the Rainbow Partner.  Each Partner that contributes property to the Partnership shall at the time of such contribution notify the Partnership of its adjusted basis in the contributed property at such time.  For purposes of allocations hereunder, the Partnership shall elect to use the traditional method with curative allocations as set forth in Treasury Regulations Section 1.704-3(c).

3.5           Distributions.

(a)           Except as provided in Section 6.6, no Partner shall have the right to withdraw any amount from its Capital Account.  No Partner shall have the right, except as otherwise provided in Section 3.5(b), to demand or receive any distribution, without the approval of the Managing Partner.  Except as otherwise provided in Article VIII, no Partner shall have the right to receive a distribution of property other than cash from the Partnership, unless otherwise agreed by all the Partners.

(b)           The Partnership shall, subject to any restrictions contained in Senior Credit Agreements, make quarterly distributions of cash to the Partners in amounts equal to the Distributable Cash of the Partnership.  Such distributions shall be made within 30 days following the end of each calendar quarter together with a statement showing the calculation of Distributable Cash.  Any such distributions shall be made in accordance with the Partners’ Sharing Percentages.  The Partnership shall repay principal and accrued interest on Partner’s Loans (in the order of payment contemplated by subparagraph (c)(iii) of Section 8.2 hereof) prior to making any cash distributions to the Partners.

(c)           For purposes of Sections 3.2(b) and 6.6(b), distributions shall be deemed made first from profits and then from capital.

(d)           All distributions under this Section 3.5 are subject to the possible requirement of being recontributed within 36 months of such distribution as a capital contribution pursuant to Section 3.1(c).

3.6           Partnership Funds.  The funds of the Partnership shall be deposited in such bank accounts or invested in such Permitted Investments as shall be determined by the Managing Partner, or if there is no Managing Partner the Partners’ Committee.  The Partnership’s funds shall not be commingled with funds not belonging to the Partnership, except to the extent the Partnership’s cash management plan permits such commingling, and shall be used only for the affairs or business of the Partnership.  The Managing Partner shall establish a cash management plan pursuant to which the funds of the Partnership will be managed.

3.7           Borrowings.  Subject to any applicable approval required by Section 4.9 hereof, if the Partnership uses reasonable efforts to obtain third-party financing but is unable to do so, (i) the Partnership may borrow funds from any Person that is not a Related Person with respect to any Partner and may pledge on a non-recourse basis only the Partnership properties or the income therefrom to secure the repayment of such loans and (ii) the Partnership may borrow funds in the form of Partner’s Loans from any Partner or any Related Person with respect to a Partner.

ARTICLE IV

MANAGEMENT OF THE PARTNERSHIP

4.1           Management of the Partnership’s Business.  Except for actions and determinations which pursuant to this Agreement or applicable law can be taken or made only with the consent of all of the Partners or the Partners’ Committee, the business and affairs of the Partnership shall be directed and controlled by the Managing Partner.  The Managing Partner shall manage the business of the Partnership so as to maximize the Partnership’s profitability or asset value in a manner consistent with the development plans and policy decisions reflected in the then-applicable Business Plan and the then-applicable Budget.  Without limiting the generality of the foregoing, the Managing Partner, at the Partnership’s expense, consistent with the Budget, shall cause the Partnership to obtain and maintain in effect during the Term comprehensive insurance insuring the Partnership against all risks and perils customarily insured against in the businesses conducted by the Partnership.  Nothing contained in this Article IV shall impose any obligation on any Person doing business or dealing with the Partnership to inquire as to whether the Managing Partner has exceeded its authority in executing any contract or other instrument on behalf of the Partnership, and any such Person shall be fully protected in relying upon the authority of the Managing Partner.  The Managing Partner shall keep the Partners’ Committee informed with respect to all matters of material interest to the Partners and shall in any event report to the Partners’ Committee not less frequently than once each quarter with respect to the business and affairs of the Partnership.  Except as otherwise provided in Section 4.5, the Managing Partner shall serve without compensation for its services.  The Managing Partner may delegate such of its powers and authority to managers, employees and agents of the Partnership as the Managing Partner shall deem necessary or appropriate for the conduct of the Partnership’s business.  Except insofar as such arrangements are embodied in Approved Agreements or are otherwise approved pursuant to the provisions of Section 4.9, all arrangements for the employment of managers, employees or agents on behalf of the

Partnership that are Related Persons with respect to any Partner shall be on an Arm’s-length basis.

Nothing in this Agreement shall prevent the Managing Partner (so long as Rainbow Partner is the Managing Partner) from determining the manner in which the programming services held directly or indirectly by the Partnership shall be offered, including, without limitation, whether they are offered on basic, premium, tier, pay-per-view, exclusive or other licensing terms; provided that the Partnership receives reasonable value in connection with any service that exhibits solely sports programming offered on an exclusive basis.

4.2           Partners’ Committee.  Rainbow Partner shall designate two individuals and Fox Partner shall designate one individual to serve on a committee (the “Partners’ Committee”) which shall be responsible for taking all action required under this Agreement to be taken by the Partners’ Committee.  Irrespective of the number of representatives attending any meeting of the Partners’ Committee, each of Fox Partner and Rainbow Partner shall have the right to one vote at such meetings (except as otherwise provided below and in Section 3.2 hereof with respect to a Forfeited Partner), such vote to be exercised in such manner as such Partner shall direct.  The Partners’ Committee shall meet by telephone or, at the request of any Partner, in person, not less frequently than (i) quarterly to receive the report of the Managing Partner contemplated by Section 4.1 and to review development plans, the financial position of the Partnership, the status of negotiations for the purchase and sale of programming rights, financial projections, and any other material matters relating to the business of the Partnership, (ii) annually to review the annual Budget and the Business Plan, and (iii) as often as shall be necessary to take any other action required to be taken or approved by the Partners’ Committee.  Any action that may be taken at a meeting of the Partners’ Committee may be taken without a meeting by written consent of the number of Partners needed to authorize the action; provided that all Partners, regardless of whether all Partners are entitled to vote, are given notice of such written consent at least 15 Business Days prior to its effective date.

Except as otherwise provided herein, any action required or permitted to be taken by the Partners’ Committee must be by the approving vote of Partners entitled to vote and having Sharing Percentages aggregating at least 66 2/3% of the Sharing Percentages of all Partners entitled to vote; provided, that, if the Managing Partner has been removed pursuant to Section 4.10, until a new Managing Partner shall have been appointed in accordance with Section 4.10, any action required or permitted to be taken by the Partners’ Committee must be by the approving vote of each Partner entitled to vote.

Any member of the Partners’ Committee may be removed without cause and replaced at any time by the Partner who designated such member.  If at any time a Partner removes one of its representatives on the Partners’ Committee or any representative of such Partner resigns from the Partners’ Committee or dies, such Partner shall give notice to the other Partners of such removal, resignation or death and of a successor representative.  In the absence of notice to the contrary, either representative of any Partner shall be conclusively presumed to have the authority to take action by written consent or vote in the name and on behalf of such Partner.  Members of the Partners’ Committee shall serve as such without compensation.

4.3           Budget and Business Plan.  The Managing Partner shall submit annually to the Partners’ Committee at least 30 days prior to the start of each Fiscal Year, beginning with the Fiscal Year commencing January 1, 2006, (i) a budget (a “Budget”) for the forthcoming Fiscal Year including an income statement prepared on an accrual basis which shall show in reasonable detail the projected revenues and expenses and a cash flow statement and detailed schedule of proposed capital expenditures which shall show in reasonable detail the projected receipts and disbursements and the amount of any expected cash deficiency or surplus, any required capital contributions, a summary of the services included in Management Overhead allocated to the Partnership in the Budget and any contemplated borrowings of the Partnership, and (ii) a revised five-year business plan (a “Business Plan”) for the Fiscal Year covered by the Budget and the succeeding four Fiscal Years containing substantially the same categories of information in substantially the same detail as the Business Plan attached hereto as Annex B.  Such Budget and Business Plan shall be prepared on a basis consistent with the Partnership’s audited financial statements and GAAP and may be amended during a Fiscal Year by submitting to the Partners’ Committee a revised Budget and Business Plan in accordance with this Section 4.3.  Prior to or simultaneously with the submission of such Budget and Business Plan, the Managing Partner shall disclose to the Partners’ Committee any additional information (including financial projections for years after the next Fiscal Year) in its possession or reasonably available to it (with or without cost to the Partnership) which could assist the Partners’ Committee in evaluating such Budget and Business Plan, subject to any confidentiality and fiduciary restrictions to which such additional information may be subject.  In addition, the Managing Partner shall meet with the Partners’ Committee to discuss such Budget and Business Plan.  Budgets and Business Plans submitted to the Partners’ Committee shall supersede any previous Budget or Business Plan, as the case may be.

4.4           Limitation on Agency.  Except as expressly provided herein, the Managing Partner shall have exclusive authority to act for the Partnership.  No other Partner shall have any authority to act for, or to assume any obligation or responsibility on behalf of, another Partner or the Partnership (or to authorize any other Person to do so) except (i) as otherwise expressly provided herein or as expressly approved by written consent of all Partners, (ii) if the Managing Partner is a Defaulting Partner, to the extent necessary to permit the Non-Defaulting Partners to exercise on behalf of the Partnership any remedies available to the Partnership against the Managing Partner, or (iii) if the Managing Partner fails to perform its management duties hereunder (including its duty to give the notices contemplated by Section 3.1(a) hereof), to the extent necessary to permit the Non-Defaulting Partners to continue the business of the Partnership.  In addition to the other remedies specified in this Agreement, each Partner agrees to indemnify and hold each other Partner harmless from and against any claim, demand, loss, damage, liability or expense (including, without limitation, amounts paid in settlement, reasonable costs of investigation and reasonable legal expenses) incurred by or made against such other Partner and arising out of or resulting from any action taken by the indemnifying Partner in violation of this Section 4.5.

4.5           Managing Partner’s Services and Expenses.  The Managing Partner shall provide or cause to be provided to the Partnership such management and other services as may be necessary or appropriate to the conduct of the business of the

Partnership from time to time as contemplated by the Business Plan and the Budget.  All reasonable and necessary direct and indirect expenses (including, but not limited to, human resource expenses, out-of-pocket expenses, overhead, salary, rent, utility costs and similar expenses) incurred by the Managing Partner and by and from its Related Persons in furtherance of the businesses of the Partnership shall be paid or reimbursed (but not in amounts exceeding the amounts provided in the Business Plan and Budget) by the Partnership; provided that all indirect expenses incurred by the Managing Partner and by and from its Related Persons in the management of the Partnership shall be allocated pursuant to the Allocation Policy for Management Overhead set forth in Annex D hereto.

4.6           Liability of Partners’ Committee and Managing Partner.  Neither the individuals constituting the Partners’ Committee nor the Managing Partner shall be liable, in damages or otherwise, to the Partnership or any Partner for any act or failure to act on behalf of the Partnership by such individuals or Managing Partner, which act was within the scope of the authority conferred on the Managing Partner or the individuals constituting the Partners’ Committee, as the case may be, by this Agreement, unless such act or omission constituted fraudulent or willful misconduct, was performed or omitted in bad faith or constituted gross negligence or a violation of law.  The individuals comprising the Partners’ Committee and the Managing Partner shall be indemnified by the Partnership against liability for any claim, demand, loss, damage, liability or expense (including, without limitation, amounts paid in settlement, reasonable costs of investigation and reasonable legal expenses) resulting from any threatened, pending or completed action, suit or proceeding naming any of them as a defendant by reason of acts or omissions by them within the scope of their authority as set forth in this Agreement, provided their actions were in good faith and did not constitute gross negligence, fraud or willful misconduct or a violation of law.

4.7           Indemnification.  Any Person asserting a right to indemnification under Section 4.4, Section 4.6 or Section 9.3 shall give notice to the Partnership or the indemnifying Partner(s).  If the facts giving rise to such indemnification involve any actual or threatened claim or demand by or against a third party, the indemnifying Person shall be entitled to control the defense or prosecution of such claim or demand in the name of the indemnified Person, with counsel reasonably satisfactory to the indemnified Person, if the indemnifying Person notifies the indemnified Person in writing of its intention to do so within twenty (20) days after the receipt of such notice by the indemnifying Person, without prejudice, however, to the right of the indemnified Person to participate therein through counsel of the indemnified Person’s own choosing, which participation shall be at the indemnified Person’s sole expense unless (i) the indemnified Person shall have been advised by its counsel that use of the same counsel to represent both the indemnifying Person and the indemnified Person would present a conflict of interest (which shall be deemed to include any case where there may be a legal defense or claim available to the indemnified Person which is different from or additional to those available to the indemnifying Person), in which case the indemnifying Person shall not have the right to direct the defense of such action on behalf of the indemnified Person, or (ii) the indemnifying Person shall fail diligently to defend or prosecute such claim or demand within a reasonable time.  Whether or not the indemnifying Person chooses to defend or prosecute such claim, the parties hereto shall cooperate in the prosecution or defense of such claim and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may reasonably be requested in connection therewith.  The indemnifying Person shall not settle or permit the settlement of any such third party claim or action without the prior written consent of the indemnified Person, which consent shall not be unreasonably withheld.

4.8           Approved Agreements.  Notwithstanding any provision of this Agreement to the contrary, no action by the Partners’ Committee or any Partner shall be required in order to authorize the Partnership to enter into and perform any of the Approved Agreements or to renew any Approved Agreement pursuant to an automatic renewal provision of such Approved Agreement or on terms no less favorable to the Partnership than those prevailing prior to such renewal.  Each Approved Agreement shall, for purposes of this Agreement, be deemed to be on an Arm’s-length basis.

4.9           Unanimous Actions by Partners.  (a)  The Partners’ Committee or the Managing Partner may make a recommendation, but shall have no power, without the prior written consent of all Partners (other than a Forfeited Partner):

(i)            to amend this Agreement except to reflect the admission of a Person as a Partner (A) as a result of a Transfer permitted by this Agreement or (B) in connection with the sale of a direct or indirect interest in SportsChannel Pacific Associates or the Partnership in connection with the acquisition of major professional sports programming rights;

(ii)           to admit any Person as a Partner in the Partnership except (A) as a result of a Transfer permitted by this Agreement or (B) in connection with the sale of a direct or indirect interest in SportsChannel Pacific Associates or the Partnership in connection with the acquisition of major professional sports programming rights;

(iii)          to merge or consolidate the Partnership with any other Person;

(iv)          to dissolve and wind up the Partnership except as otherwise provided in Sections 8.1 and 8.2;

(v)           to Transfer all or substantially all of the assets of the Partnership;

(vi)          to make any capital calls other than in accordance with (x) the Budget or (y) Section 3.1(c);

(vii)         to purchase or sell any Material Asset of the Partnership other than transactions related to the sale of a direct or indirect interest in SportsChannel Pacific Associates in connection with the acquisition of major professional sports programming rights;

(viii)        to directly acquire any substantial interest or participation in any other Person other than in connection with the transactions contemplated by the Distribution and Transfer Agreement;

(ix)           to incur indebtedness other than indebtedness for borrowed money of the Partnership relating to (A) the direct or indirect acquisition of programming rights relating to professional sports or (B) a Partner’s Loan.

Except as otherwise provided in this Agreement and except for Approved Agreements and any renewals or extensions thereof, the Partnership shall not be permitted to enter into a material transaction with a Related Person of any Partner (a “Related Party Transaction”) unless (1) such Related Party Transaction is approved by each Partner (such approval not to be unreasonably withheld or delayed); provided, that a Partner’s refusal to approve a Related Party Transaction shall not be deemed to be unreasonable if such Related Party Transaction is not on an Arm’s-length basis or (2) so long as Rainbow Partner is a Partner, such Related Party Transaction is on an Arm’s-length basis.  The Managing Partner shall notify each other Partner at least 10 Business Days prior to the Partnership entering into a Related Party Transaction and shall provide therewith a reasonable summary of such Related Party Transaction.  If any Partner notifies the Managing Partner within five Business Days of receiving such notice that such Partner reasonably determines that a Related Party Transaction is not on an Arm’s-length basis when compared to similar types of transactions (furnishing the Managing

Partner with the reasons for making its determination that such transaction is not an Arm’s-length basis when compared to similar types of transactions) and such Partner does not approve such Related Party Transaction, the Managing Partner shall be permitted to restructure such Related Party Transaction on an Arm’s-length basis.

So long as Rainbow Partner is a Partner, the Partnership shall not enter into an affiliation agreement with a Special Party or an amendment to an existing affiliation agreement with a Special Party unless such agreement or amendment is on an Arm’s-length basis.

(b)           In addition to the approvals required under Section 4.9(a), the prior written approval of any Forfeited Partner shall be required before any of the actions referred to in Section 4.9(a)(i) or 4.9(a)(vi).

4.10         Removal of Managing Partner.  If any Restricted Person shall Control RMH, Rainbow Partner may be removed as Managing Partner at the request of Fox Partner (unless Fox Partner is a Defaulting Partner) by written notice by Fox Partner to the Managing Partner within 60 days of such Change in Control; provided that there shall be no such right of removal of Rainbow Partner as the Managing Partner if Rainbow Partner has initiated the Buy-Out Procedure within 30 days of the receipt of the request referred to in this Section 4.10, unless the Buy-Out Procedure is abandoned by mutual agreement of the parties.

Upon the removal of the Managing Partner, a new Managing Partner shall be appointed by the unanimous vote of the Partners excluding any Partner that is a Forfeited Partner at the time of such decision.  Until a successor Managing Partner has been appointed, the Partnership shall be managed by the Partners’ Committee in accordance with Section 4.2.

The removal of the Managing Partner shall not, of itself, affect the Managing Partner’s Interest or Sharing Percentage in the Partnership or the right of its representatives to vote (except as provided in the preceding paragraph) on the Partners’ Committee or its rights under Section 4.9.

ARTICLE V

BOOKS AND RECORDS; REPORTS TO PARTNERS

5.1           Books and Records.

(a)           At all times during the Term, the Managing Partner, or in the event there is no Managing Partner the Partners’ Committee, shall keep or cause to be kept full and complete books of account and business records in which shall be entered fully and accurately each transaction of the Partnership.

(b)           All such books of account and business records shall at all times be maintained at the principal office of the Partnership or such other place the Partners’ Committee may determine.  Each Partner or its duly authorized representatives shall have the right, upon reasonable notice, at its own expense, to examine, inspect and copy, during normal business hours and for any lawful purpose related to the affairs of the Partnership or the investment in the Partnership by such Partner, any of the books of account, business records, properties and operations of the Partnership.  Such examination, inspection and copying may be conducted by the Partner’s employees, its independent certified public accountants, or its other agents.  Any information obtained by any Partner during such an inspection shall be treated as confidential to the extent required by Section 10.10 hereof.  The Partnership’s books of account and business records shall be preserved for a period of at least five years or such longer period as is required by law.

(c)           The Partnership’s books of account shall be kept on an accrual basis in accordance with GAAP.  The fiscal year (the “Fiscal Year”) of the Partnership shall end on December 31, or on such other date as shall be determined by the Partners’ Committee.

5.2           Financial Reports.  The Managing Partner, or in the event there is no Managing Partner the Partners’ Committee, shall deliver to each Partner, no later than 30 days after the end of each calendar month, a statement of income (loss), balance sheet, statement of capital expenditures and subscriber data for the Partnership for such month prepared, in the case of financial information, in accordance with GAAP.  The Managing Partner, or in the event there is no Managing Partner the Partners’ Committee, shall deliver to each Partner, no later than 45 days after the close of each of the first three quarters of the Partnership’s Fiscal Year, and 75 days after the end of each such Fiscal Year, a financial report of the business and operations of the Partnership prepared in accordance with GAAP (and, if required by any Partner for purposes of reporting under the Securities Exchange Act of 1934, in accordance with Regulation S-X or any successor regulation), relating to such period, which report shall include a balance sheet as of the end of such period, a statement of income (loss) and partners’ capital (deficiency) and cash flows (including sources and uses of funds) for the period then ended, and in each case a comparison of the period then ended with the corresponding period in the Fiscal Year immediately preceding such period, which, in the case of the report furnished after the close of the Fiscal Year, shall be audited by the Partnership’s independent certified public accountants.  The monthly and quarterly financial statements shall be accompanied by an analysis, in reasonable detail, of the variance between the Partnership’s operating results and the corresponding amounts in the then-current Budget.  The monthly and quarterly financial reports may in each case be subject to normal year-end adjustments. In addition to the foregoing financial statements, the financial report furnished after the close of each Fiscal Year shall also include a statement of cash flows, and allocations to the Partners of the Partnership’s taxable income, gains, losses, deductions and credits.  The financial report required to be furnished after the close of the Fiscal Year may be delivered in preliminary form, without footnotes; provided that the final form of the required financial statements, audited by the Partnership’s independent certified public accountants, must be delivered within 90 days after such year-end.  Additionally, the Partnership shall provide an estimate of annual net income (loss) to each Partner no later than 21 days after the close of each Fiscal Year and shall provide any other available financial information which any Partner reasonably requests; provided that no Partner other than the Managing Partner shall have any right to receive any financial information that is subject to a confidentiality or fiduciary obligation.  The Partnership will initially engage KPMG LLP as its independent certified public accountants.  The Partnership shall bear the cost of each annual audit and, except as otherwise provided in Section 4.5, the cost of any other services furnished to the Partnership by its independent certified public accountants as provided herein.

5.3           Tax Returns and Information.

(a)           Until further action by the Partners’ Committee, the Managing Partner is designated as Tax Matters Partner under § 6231(a)(7) of the Code.  The Tax Matters Partner will take no action which is reasonably expected to have a material adverse effect on one or more of the Partners unless such action is approved by each such Partner.  The Tax Matters Partner shall have the rights and obligations set forth under the Code and regulations thereunder; provided that in no event shall the Tax Matters Partner extend the statute of limitations with respect to any Partner pursuant to Section 6229(b) of the Code without the prior written consent of such Partner or litigate any adjustment to any Partnership tax item in any forum other than the United States Tax Court without the prior written approval of all Partners; and provided further, that the Tax Matters Partner is not authorized to take any action that is left to the determination of an individual Partner under Code Sections 6222 through 6231.  The Tax Matters Partner will be responsible for notifying all Partners of ongoing proceedings, both administrative and judicial, and will represent the Partnership throughout any such proceeding.  The Partners will furnish the Tax Matters Partner with such information as it may reasonably request to provide the Internal Revenue Service with sufficient information to allow proper notice to the Partners.  Any settlement agreement with the Internal Revenue Service will be binding upon the Partners only as provided in the Code.  Each Partner will have the right to participate in any audit or administrative or judicial proceeding relating to the Partnership.  The Tax Matters Partner will not bind any other Partner to any extension of the statute of limitations or to a settlement agreement without such Partner’s written consent.  Any Partner who enters into a settlement agreement with respect to any partnership item will give notice to the other Partners of such settlement agreement and its terms within 30 days after the date of settlement.  The Tax Matters Partner shall not take any of the following actions without the approval of the other Partners:  (i) file a request for administrative adjustment (including a request for substituted return treatment) under Code Section 6227; (ii) file a petition for judicial review, or any appeal with respect to any judicial determination, under Code Section 6226 or Code Section 6228; (iii) consent to be bound by a settlement reflected in a decision of a court; or (iv) enter into a settlement affecting the Partnership.

(b)           The Tax Matters Partner shall cause income and other required Federal, state and local tax returns for the Partnership to be prepared and sent (together with related work papers) to each Partner for review at least 15 business days prior to filing, and will cause such returns to be timely filed with the appropriate authorities.  The Tax Matters Partner shall make or maintain in effect an election under Section 754 of the Code to adjust the basis of the Partnership Property under Sections 734 and 743 of the Code for taxable years after the Effective Date with the consent of all the Partners.  Subject to Section 4.3, the Tax Matters Partner shall make such other elections as it shall deem to be in the best interests of the Partnership and the Partners.  The cost of preparation of such returns by outside preparers, if any, shall be borne by the Partnership.

(c)           The Tax Matters Partner shall cause to be provided to each Partner no later than July 1 of each year information concerning the Partnership’s projected taxable income or loss and each class of income, gain, loss, deduction or credit which is relevant to reporting a Partner’s share of the Partnership income, gain, loss, deduction or credit for purposes of Federal or state income tax.  Information required for the preparation of a Partner’s income tax returns shall be furnished to the Partners as soon as possible after the close of the Partnership’s Fiscal Year.

(d)           For Federal income tax purposes, all gain, loss, depreciation or amortization with respect to property which is reflected in the Capital Accounts of the Partners at a basis different from the tax basis of such property shall be allocated pursuant to the principles of Section 704(c) of the Code and the Treasury Regulations promulgated thereunder.  All other items of income or deduction shall be allocated for Federal income tax purposes in the same way such items are allocated to the Capital Accounts of the Partners.  All tax credits shall be allocated to the Partners based upon the Sharing Percentage of the Partners as of the time the expenditure giving rise to the credit was incurred.

(e)           The Tax Matters Partner shall from time to time upon request of any other Partner cause the Partnership’s attorneys and accountants to confer with attorneys and accountants for such other Partner on any matters relating to any Partnership tax return or tax election.

ARTICLE VI

PLEDGES, TRANSFERS, ADMISSIONS, WITHDRAWALS

6.1           Transfer by Partners.

(a)           Except for Transfers made pursuant to Section 6.1(b), 6.5, 6.6, 6.7, 6.8 or 8.3, without the prior written consent of all of the Partners (other than a Forfeited Partner), no Partner shall have the right to Transfer all or any part of its Interest, or to suffer to occur a Change in Control or an Indirect Transfer as to such Partner, and any such Transfer shall be void and of no force or effect.

(b)           Other than in connection with Transfers pursuant to Section 6.5, 6.6, 6.7, 6.8 and 8.3, no Partner (a “Selling Partner”) shall have the right to Transfer all or any part of its Interest or to suffer to occur a Change in Control or an Indirect Transfer of such Partner without first offering to the remaining Partners (other than a Forfeited Partner) (each, an “Offeree” and collectively, the “Offerees”) a right of first refusal to purchase the portion of such Partner’s Interest that is proposed to be so Transferred or, in the case of a Change in Control or an Indirect Transfer, all of such Partner’s Interest (the “Offered Interest”), all on the terms hereinafter set forth.  The Offered Interest must be offered by means of a notice (an “Offer Notice”) given by the Selling Partner to each Offeree at a price and upon terms no less favorable to the Offerees than those which the Selling Partner is willing to accept from a bona fide third party purchaser pursuant to an offer from such third party purchaser (or, in the case of a Change in Control or an Indirect Transfer, the value of the Offered Interest, as determined by multiplying the Fair Market Value of the Partnership by the Sharing Percentage represented by the Offered Interest) (a “Bona Fide Offer”); provided that, regardless of the terms of the Bona Fide Offer, the Offered Interest shall be offered to the Offerees on terms that permit the Offerees 90 days within which to complete the purchase.  The Offer Notice shall state the identity of, and the price and other terms offered by, such third party for the purchase of the Offered Interest (or, in the case of a Change in Control or an Indirect Transfer, the identity of the Person that will acquire Control of the Partner or the Interest as a result of the proposed transaction).  In any case where a Bona Fide Offer has been made in respect of an Offered Interest in conjunction with other property, the price in respect of the Offered Interest shall be the Allocated Interest Offer Price.  Within 15 days after receipt of such

Offer Notice, each Offeree shall accept, in whole or in part, or reject such offer for the Offered Interest by delivering a notice to each of the other Partners and, if any Partner rejects such offer, it shall state in writing whether it consents to the proposed Transfer under Section 6.1(a).  If pursuant to this Section 6.1(b), the Partners have agreed to purchase, in the aggregate, the entire Offered Interest, then the entire Offered Interest shall be purchased by the Partners that accepted all or a portion of the Offered Interest in accordance with the terms offered by the Selling Partner and no consent to such Transfer shall be required under Section 6.1(a).  If Rainbow Partner is the Offeree purchasing an Offered Interest pursuant to this Section 6.1(b), the purchase price shall be payable at the option of Rainbow Partner either (i) by wire transfer of funds or by certified or cashier’s check drawn to the order of Fox Partner or (ii) in the form of a promissory note of Rainbow Partner secured, pursuant to a pledge or collateral assignment agreement in form reasonably acceptable to Fox Partner, by the Interest purchased, maturing on the third anniversary of the date of the closing of the purchase of the Offered Interest and bearing interest, payable semi-annually, at a rate per annum equal to the Prime Rate plus one-half of one percent (½%).  If all of the Offered Interest has not been accepted and no Partner has delivered a writing in which it refused to consent to the proposed Transfer, then the Selling Partner may, within 90 days after the Offer Notice is given, Transfer the entire Offered Interest but not a portion thereof to such third party at a price not less than the price at which, and on other terms no more favorable to the third party than those contained in the Bona Fide Offer (or, in the case of a Change in Control or an Indirect Transfer, suffer the completion of such Change in Control or Indirect Transfer).  If the Offered Interest is not so disposed of within such 90-day period, then the Selling Partner shall, before Transferring all or any portion of its Interest (or suffering the completion of a subsequent Change in Control or Indirect Transfer), again be obligated to offer the right of first refusal contained in this Section 6.1(b) to the other Partners.  The sale of an Interest pursuant to a Bona Fide Offer in accordance with this Section 6.1(b) shall not be effective without the prior written consent (which shall not be unreasonably withheld) of the Partners (other than a Forfeited Partner) and any such purported sale without such consent shall be void and of no force or effect.

(c)           After any Transfer of an Interest permitted hereby, the Transferee shall be admitted as a Partner, with appropriate amendments being made to this Agreement, the Transferred Interest shall continue to be subject to all the provisions of this Agreement including, without limitation, the provisions of this Article VI.

(d)           Except as otherwise provided in Section 6.5, a Transfer will be deemed to occur for the purpose of this Article VI in respect of the Interest of a Partner in the event of a Change in Control of such Partner or an Indirect Transfer with respect to such Partner.  In the event of any such deemed Transfer of an Interest, (i) if such Transfer is made in compliance with Section 6.1(a), the Interest deemed Transferred shall continue to be subject to all the provisions of this Agreement and, upon request by any other Partner, the deemed Transferring Partner shall cause each deemed Transferee to assume and agree to perform in writing all of such deemed Transferring Partner’s duties and obligations as a Partner under this Agreement, including, without limitation, the obligations imposed by this Article VI; and (ii) if such deemed Transfer is not made in compliance with Section 6.1(a), then the other Partners shall be entitled to make the elections and exercise the remedies available to Non-Defaulting Partners under

Section 7.2 of this Agreement against the deemed Transferring Partner and its deemed Transferee.

6.2           Additional Provisions Relating to Transfer.

(a)           In the case of any Transfer under Section 6.1, 6.5, 6.6, 6.7 or 8.3:

(i)            Except as provided therein, the Transfer of an Interest shall not affect the Approved Agreements; provided, however, that, if the Transferring Partner is the Managing Partner, then, with respect to any agreements between the Partnership and the Transferring Managing Partner or any Related Person with respect to the Transferring Managing Partner for the provision of management and other services of the type described in Annex D to this Agreement (whether or not such agreements are Approved Agreements), the other Partners (acting by a majority of such Partners’ Sharing Percentages) shall have the option, by giving 30 days’ notice to the Transferring Managing Partner or such Related Person, as the case may be, to (A) elect to terminate any or all of such agreements if the Transfer is not a Special Party Transfer or (B) elect to cause any or all of such agreements to be assigned to the Transferee or its Designee or, if there is more than one Transferee, to any Person jointly designated by such Transferees.  If the Transfer is not a Special Party Transfer, then upon the written request of the non-Transferring Partners, the Managing Partner and its Affiliates shall continue to provide to the Partnership for a period of 90 days following the date of Transfer any management and other services of the type described in Annex D that were being provided by them immediately prior to the Transfer, and the Managing Partner and its Affiliates shall continue to be compensated for such services and reimbursed for their costs in accordance with the provisions of Sections 4.1 and 4.5 hereof, or in accordance with the provisions of any applicable agreement, as the case may be.  Upon any such termination, the Transferring Managing Partner shall cooperate and shall cause its Affiliates to cooperate with the Transferee or Transferees, as the case may be, in order to effect an orderly transition of management services; and

(ii)           The Transferee or Transferees of an Interest, as the case may be, shall be required to pay any and all filing and recording fees, fees of counsel and accountants and other costs and expenses reasonably incurred by the Partnership as a result of such Transfer.

(b)           In connection with the Transfer of any Interest pursuant to Section 6.1, 6.6, 6.7, 6.8 or 8.3, the Transferor and its Affiliates will be obligated to sell to the Transferee, and the Transferee will be obligated to buy from the Transferor and its Affiliates, all (or in the case of a partial Transfer, an appropriate portion of) evidences of indebtedness (including Partner’s Loans) of the Partnership held directly or indirectly by the Transferor and its Affiliates for an amount, payable in cash, equal to the outstanding principal amount thereof at the time of Transfer plus interest thereon then accrued and unpaid; provided that, in connection with a Transfer pursuant to a Bona Fide Offer, the terms of the Bona Fide Offer will govern the disposition of such evidences of indebtedness.

(c)           The Transferee of an Interest hereunder shall assume in writing in form and substance reasonably satisfactory to the non-Transferring Partners the obligations of the Transferring Partner under this Agreement arising from and after the effective date of the Transfer in respect of the Transferred Interest and the Transferring Partner shall be released therefrom except for those obligations or liabilities of the Transferring Partner based on events occurring, arising or maturing prior to the date of Transfer and except those obligations arising out of a breach of this Agreement by the Transferring Partner or pursuant to Section 4.4, 4.6 or 9.3.  In the case of a Transfer under Section 6.7, the Special Party Counterpart shall be deemed to be satisfactory to the non-Transferring Partners.

(d)           If required by any non-Transferring Partner, the Transferee shall deliver to the Partnership an opinion, satisfactory in form and substance to the non-Transferring Partners, of counsel reasonably satisfactory to such non-Transferring Partners to the effect that the Transfer of the Interest in question is in compliance with applicable state and federal securities laws.

(e)           No Transfer shall be recognized for any purpose as between a Transferring Partner and the Partnership or as between a Transferring Partner and the other Partners until the Transferee shall have executed written instruments satisfactory to the Partners’ Committee to become a party to this Agreement and assume the rights and obligations of the Transferring Partner hereunder; provided, that, Section 6.7 and not this Section 6.2(e) shall apply to Special Party Transfers.

(f)            Upon completion of any Transfer pursuant to Section 6.1, 6.6, 6.7 or 8.3 or a change of ownership in compliance with Section 6.5(a), the Transferee of an Interest (if not already a Partner) shall be admitted as a Partner without any further action upon compliance with the provisions of this Section 6.2.

6.3           Effect of Attempted Transfer; Withdrawals and Admissions Generally.  An attempted Transfer of any Interest or any portion thereof in violation of any provision of this Agreement shall be void.  No Partner shall withdraw from the Partnership, except by a Transfer of an Interest permitted by this Agreement or with the written consent of the other Partners.

6.4           Tax Allocation Adjustments; Distributions After Transfer.  In the event of a Transfer of any Interest, regardless of whether the Transferee becomes a substitute Partner, all items of income, gain, loss, deduction and credit for the fiscal period in which the Transfer occurs shall be allocated for Federal income tax purposes between the Transferor and the Transferee on the basis of the ownership of the Interest at the time the particular item is taken into account by the Partnership for Federal income tax purposes, except to the extent otherwise required by Section 706(d) of the Code.  Distributions made on or after the effective date of Transfer shall be made to the Transferee, regardless of when such distributions accrued on the books of the Partnership.

6.5           Certain Affiliate Transferee Transactions Not Deemed Transfers.  (a)  Notwithstanding anything in this Agreement to the contrary, a transaction shall not be deemed to constitute a direct or indirect Transfer of an Interest, a Change in Control or an Indirect Transfer, if the transferee and the transferor are Affiliate Transferees.  A transferor and a transferee shall be deemed to be “Affiliate Transferees” if the same Person directly or indirectly owns more than a Minimum Interest in both the transferor and the transferee immediately prior to the transaction in question.

(b)           Notwithstanding anything in this Agreement to the contrary, none of the following transactions shall be deemed to constitute a direct or indirect Transfer of an Interest, a Change in Control or an Indirect Transfer:  (i) a change, shift or Transfer of Control that shall be deemed not to be a Change in Control pursuant to the second sentence of the definition thereof; or (ii) the Transfer directly or indirectly of all or any portion of the equity interests in, or assets of, Rainbow Partner to the members of RMH as a class (it being understood that such transfer may include the transfer to different classes of members of RMH of different classes of equity interests reflecting the same relative rights and privileges as the different classes of membership interests of RMH) or to any group of public equity holders (including, without limitation, a Transfer by means of a registered public offering).

6.6           Buy-Out Procedure.

(a)           The procedure set forth in this Section 6.6 (the “Buy-Out Procedure”) may be initiated by Rainbow Partner from and after the Buy-Out Commencement Date at the Buy-Out Price.  The Buy-Out Procedure shall be initiated by notice from Rainbow Partner to Fox Partner.

(b)           For 45 days after receipt of the notice of Rainbow Partner given pursuant to Section 6.6(a), Rainbow Partner, on the one hand, and Fox Partner, on the other hand, shall negotiate in good faith to determine the Fair Market Value of all of the Interests.  If such Partners are not able to agree on the Fair Market Value prior to such 45th day, each shall select an Appraiser.  Within 15 days after the selection of the Appraisers, the Appraisers so selected shall jointly select a third Appraiser.  Within 30 days after its selection, the third Appraiser shall determine the value of the Interests held by Fox Partner by determining the Fair Market Value of all of the Interests and multiplying such Fair Market Value by the Sharing Percentage of Fox Partner.  Within 60 days of the determination of the Fair Market Value of all of the Interests, Rainbow Partner shall be obligated to purchase, and Fox Partner shall be obligated to sell, all of the Interests in the Partnership owned by Fox Partner for a purchase price (the “Buy-Out Price”) equal to the Fair Market Value of such Interests (as calculated in accordance with the preceding sentence).

(c)           Rainbow Partner may elect to have its purchase effected by a Designee and, if Fox Partner so elects, Rainbow Partner shall guarantee the performance of its Designee.  The business affairs of the Partnership shall continue to be conducted in the ordinary course as provided in this Agreement during the pendency of and unaffected by the Buy-Out Procedure; provided that no calls for capital contributions shall be made after the receipt by Fox Partner of a notice from Rainbow Partner pursuant to Section 6.6(a) and prior to the Buy-Out Closing Date whether or not such capital contribution would otherwise be required pursuant to any provision hereof, including Section 3.1.  If, at any time following the receipt of Rainbow Partner’s notice pursuant to

Section 6.6(a), the Managing Partner or the Partners’ Committee determines in its reasonable discretion that, but for the provisions of the immediately preceding sentence, a capital contribution would be required to be made pursuant to any provision hereof including Section 3.1, the Managing Partner may require Rainbow Partner to grant to the Partnership a Partner’s Loan having a principal amount equal to the amount of Rainbow Partner’s pro rata share of the capital contribution that would otherwise be required and bearing interest at the Prime Rate plus 1%.  The purchase price to be paid by Rainbow Partner shall not be reduced by the amount of such Partner’s Loan.

(d)           The closing of any purchase and sale of an Interest under this Section 6.6 shall be held at a mutually acceptable place on a mutually acceptable date (the “Buy- Out Closing Date”) not more than 60 days after the date of determination of the Fair Market Value of Fox Partner’s Interest; provided that, if any governmental approvals are required to consummate such purchase and sale, the Buy-Out Closing Date shall be the date on which the last such approval is obtained but in any event not more than 180 days after the election or deemed election pursuant to Section 6.6(a).  At such closing, Fox Partner shall assign to Rainbow Partner the Interests to be sold, free and clear of all liens, claims and encumbrances, and shall execute such documents as may be necessary to effectuate the sale.  The purchase price shall be payable at the option of Rainbow Partner by (i) wire transfer of funds or by certified or cashier’s check drawn to the order of Fox Partner or (ii) delivery of a promissory note of Rainbow Partner secured pursuant to a pledge or collateral assignment agreement in form reasonably acceptable to Fox Partner, by the Interest to be purchased, with a maturity date three (3) years following the Buy-Out Closing Date and bearing interest, payable semi-annually, at a rate per annum equal to the Prime Rate plus one-half percent (1/2%).

6.7           Special Party Transfers.  Nothing in this Article VI shall (a) limit or restrict the right or ability of Rainbow Partner to affect a Special Party Transfer or (b) require the consent of any other Partner to a Special Party Transfer.  The Special Party that is a party to the Special Party Transfer shall be admitted as a Partner upon the execution by such Special Party of a Special Party Counterpart.  Each affiliation and other agreement between the Special Party and its Affiliates, on the one hand, and the Partnership, on the other hand, as in effect on the date of admission of the Special Party as a Partner shall become Approved Agreements.  From and after the date of the Transfer to the Special Party, the Allocation Policy for Management Overhead as in effect prior to the Transfer shall be replaced by the following:  “The overhead and indirect expenses of the Managing Partner shall be allocated to the Partnership on a fair and reasonable basis consistent with how the parent of the Managing Partner allocates such overhead and indirect expenses to other businesses that it operates or manages and the annual amount of such allocation shall not exceed the amount allocated to the Partnership by Rainbow Partner in accordance with Annex D during Rainbow Partner’s last full year as Managing Partner, increased each year by the Consumer Prior Index.”

6.8           Buy-Sell Procedure.

(a)           The procedure set forth in this Section 6.8 (the “Buy-Sell Procedure”) may be initiated by either Partner after the fourth anniversary of the Effective Date after and each succeeding four year anniversary thereof (each, a “Buy-Sell Trigger Date”).

In such event, the notice of the Partner that initiates the Buy-Sell Procedure (the “Initiating Partner”) shall include an estimate (the “Stated Value”) by the Initiating Partner of the Fair Market Value as of such date of the Interest of the Initiating Partner and of the Interest of the other Partner (the “Responding Partner”).  In establishing Stated Value for purposes of this Buy-Sell Procedure, the Initiating Partner shall first estimate the Fair Market Value of the Partnership.  The Fair Market Value of the Partnership shall be multiplied by the Sharing Percentage of each Partner in order to determine the Fair Market Value of the Interest of each Partner.  Such notice may be delivered by the Initiating Partner at any time within the 30 day period following a Buy-Sell Trigger Date.

(b)           Within 45 days after receipt of the notice of the Initiating Partner given pursuant to paragraph (a) of this Section 6.8, the Responding Partner shall give written notice to the Initiating Partner of the Responding Partner’s election to either purchase the Initiating Partner’s Interest or sell to the Initiating Partner the Responding Partner’s Interest, in either case at 100% of the Stated Value of such Interest.

Upon receipt by the Initiating Partner of the notice of the Responding Partner given pursuant to this paragraph (b), each Partner shall be obligated to consummate the transactions elected by the Responding Partner, all in accordance with the terms hereof.  The purchasing Partner shall also be required to purchase from the selling Partner all evidences of indebtedness (including Partners’ Loans) of the Partnership held directly or indirectly by the selling Partner.  The failure of the Responding Partner to notify the Initiating Partner of its election to buy or sell shall be deemed to be an election by the Responding Partner to sell its Interest to the Initiating Partner.

(c)           During the pendency of the Buy-Sell Procedure, the business and affairs of the Partnership shall be conducted in the ordinary course as provided in this Agreement, unaffected by the pendency of the Buy-Sell Procedure; provided, however, that no additional capital contributions shall be required or received after the receipt by the Initiating Partner of the notice of the Responding Partner pursuant to paragraph (b) of this Section 6.8 and prior to the Buy-Sell Closing Date (as hereinafter defined), whether or not such capital contribution would otherwise be required pursuant to Section 3.1 hereof.  With respect to any capital call made pursuant to Section 3.1 during the period following the receipt by the Responding Partner of the notice of the Initiating Partner given pursuant to paragraph (a) of this Section 6.8 and prior to the receipt by the Initiating Partner of the notice of the Responding Partner given pursuant to paragraph (b) of this Section 6.2, the Partners shall make the capital contributions required pursuant to Section 3.1 and the purchase price to be paid by the purchasing Partner for the Interest of the selling Partner shall be increased by the amount of such capital contribution made by the selling Partner together with interest on the amount of such capital contribution at the Prime Rate from the date such contribution was made to the Buy-Sell Closing Date.  If, at any time following the receipt by the Initiating Partner of the notice of the Responding Partner pursuant to paragraph (b) of this Section 6.8, the Managing Partner determines in its reasonable discretion that, but for the foregoing proviso, a capital contribution would be required to be made pursuant to Section 3.1, the Managing Partner may require the Purchasing Partner (as hereinafter defined) to grant to the Partnership a Partner’s Loan having a principal amount equal to the amount of the capital contribution that would otherwise be required and bearing interest at the Prime Rate.

(d)           The closing of the purchases and sales of Interests (including evidences of indebtedness) determined pursuant to paragraph (b) of this Section 6.8 shall be held at a mutually acceptable place on a mutually acceptable date (the “Buy-Sell Closing Date”) not more than 90 days after the date of an election by the Responding Partner under paragraph (b) of this Section 6.8, or 90 days after the end of the 45-day period referred to in paragraph (b) of this Section 6.8 if the Responding Partner fails to respond.  At such closing, the Partner that is transferring an Interest (the “Transferring Partner”) shall assign to the designee of the party that is purchasing an Interest (the “Purchasing Partner”) the interest or interests to be sold, free and clear of all liens, claims and encumbrances (other than any in existence at the Effective Date), and shall execute such documents as may be necessary to effectuate the sale.  In the event that the Initiating Partner is also the Purchasing Partner, the applicable purchase price or prices shall be payable in cash on the Buy-Sell Closing Date.  In the event that the Responding Partner is the Purchasing Partner, the applicable purchase price or prices may, at the election of such Purchasing Partner, be payable either (i) in cash on the Buy-Sell Closing Date, or (ii) as long as Rainbow Partner is a Partner in the Partnership, in the form of a promissory note of the Purchasing Partner, secured pursuant to a pledge or collateral assignment agreement in form reasonably acceptable to the Initiating Partner by the Interest to be purchased, with a maturity date three (3) years following the Buy-Sell Closing Date if Rainbow Partner is the Purchasing Partner, or three (3) months following the Buy-Sell Closing Date if Fox Partner is the Purchasing Partner, in each case, bearing interest, payable semi-annually, at a rate per annum equal to the Prime Rate plus one-half percent (½).

(e)           No notice may be given under Section 6.6(a):  (i) by either Partner while any other notice is pending under the provisions of this Section 6.6, (ii) by either Partner after an Event of Termination has occurred, or (iii) by a Defaulting Partner.

ARTICLE VII

EVENTS OF DEFAULT

7.1           Events of Default.  An “Event of Default” shall be considered to have occurred with respect to a Partner (the “Defaulting Partner”) if:

(i)            Such Partner Transfers all or any part of its Interest, or suffers to occur a Change in Control of such Partner or an Indirect Transfer as to such Partner, except as permitted in this Agreement; provided that no Event of Default shall be considered to have occurred for 30 days following the involuntary encumbrance of all or any part of such Interest if during such 30-day period such Partner acts diligently to, and does, remove any such encumbrance, including, but not limited to posting a bond to prevent foreclosure; or

(ii)           Such Partner or any Affiliate of such Partner fails to perform or violates any other material term or condition of this Agreement (including, without limitation, a failure to pay any amounts due under Sections 3.1(c), 6.1, 6.2, 6.6 or 6.8 but excluding any failure to meet any capital call other than a capital call under Section 3.1(c)) or a material term or condition of any Approved Agreement (or Section 8.2 of the Distribution and Transfer Agreement) and such failure or violation continues for 45 days after such Partner has been given notice thereof by any other Partner; provided, however, that (other than in the case of a breach of Section 8.2 of the Distribution and Transfer Agreement), if the failure or violation is not a failure to pay money and is of such a nature that it cannot reasonably be cured within such 45-day period, but if it is curable and such Partner in good faith begins efforts to cure it within such 45-day period and continues diligently to do so, it shall have a reasonable additional period thereafter to effect the cure.

7.2           Remedies of Non-Defaulting Partners.

Upon the occurrence and during the continuance of an Event of Default, the remedies that may be elected by the Non-Defaulting Partners are:

(i)            to seek to enjoin such default or to obtain specific performance of a Defaulting Partner’s obligations or sue for Damages (as hereinafter defined) in respect of such Event of Default; or

(ii)           to dissolve the Partnership as provided in Section 8.1(e), in which event the affairs of the Partnership shall be wound up as provided in Section 8.2.

The election of a remedy specified in clause (i) above may be made by any Partner that is not a Defaulting Partner (a “Non-Defaulting Partner”) or a Forfeited Partner and the remedy specified in clause (ii) above may be made by unanimous vote of the Non-Defaulting Partners that are not Forfeited Partners, by giving notice to the Defaulting Partner within 60 days (one year in the case of an action to recover Damages) after obtaining actual knowledge of the occurrence of such Event of Default; provided that, if an election pursuant to clause (i) above is made to seek an injunction, specific performance or other equitable relief and a final judgment in such action is rendered denying such equitable remedy, then, by notice given within ten days thereafter the Non-Defaulting Partners may elect to pursue any or all of the remedies specified in clause (i) or (ii) of this Section 7.2 unless, prior to the giving of such notice, the Defaulting Partner has cured the Event of Default in question in full and no other Event of Default with respect to such Partner has occurred and is continuing or the final judgment denying equitable relief specifically held that there was no Event of Default.

The foregoing remedies shall not be deemed mutually exclusive, and selection or resort to any thereof shall not preclude selection or resort to the others.

The resort to any remedy pursuant to clauses (i) or (ii) of this Section 7.2 shall not for any purpose be deemed to be a waiver of any other remedy available hereunder or under applicable law; provided that the failure to elect a remedy within the time period provided shall be conclusively presumed to be a waiver of such Event of Default.

Unless any Event of Default has been waived as set forth in the immediately preceding paragraph, the Defaulting Partner shall be liable to the Partnership and to the Non-Defaulting Partners for any and all damages, losses and expenses (including attorneys’ fees and disbursements) (collectively, “Damages”) suffered or incurred by the Partnership or the Non-Defaulting Partners as a result of such Event of Default; provided that neither the Partnership nor the Non-Defaulting Partners shall have or assert any claim against the Defaulting Partner for lost profits, exemplary, punitive, indirect, special or consequential Damages suffered or incurred by the Partnership or the Non-Defaulting Partners as a result of an Event of Default.

ARTICLE VIII

DURATION AND TERMINATION OF THE PARTNERSHIP

8.1           Events of Termination.  The Partnership shall be dissolved and its affairs wound up pursuant to Section 8.2 upon the first to occur of any of the following events (each, an “Event of Termination”):

(a)           the expiration of the Term (provided that the Partners may at any time prior to such expiration amend this Agreement to extend the Term);

(b)           the execution by all of the Partners of a unanimous written consent to dissolution;

(c)           the sale or other disposition of substantially all of the assets of the Partnership;

(d)           the Bankruptcy of a Partner, unless such Partner’s Interest is purchased pursuant to Section 8.3 or the other Partners consent to a continuation of the Partnership with the successor of such Bankrupt Partner admitted as a new Partner; or

(e)           the election of the Non-Defaulting Partners pursuant to Section 7.2(ii) to terminate the Partnership upon the occurrence and during the continuance of an Event of Default.

8.2           Winding-Up.  Upon the occurrence of an Event of Termination, if the Partnership is not continued as provided herein, the Partnership’s affairs shall be wound up as follows:

(a)           The Managing Partner, or in the event there is no Managing Partner the Partners’ Committee, shall cause to be prepared a statement of the assets and liabilities of the Partnership as of the date of dissolution.

(b)           The assets and properties of the Partnership shall be liquidated as promptly as possible, and receivables collected, all in an orderly and business like manner so as not to involve undue sacrifice.  Notwithstanding the foregoing, the Partners’ Committee may determine not to sell, or authorize the sale of, all or any portion of the assets and properties of the Partnership, in which event such assets and properties shall be distributed in kind pursuant to Section 8.2(c).

(c)           The proceeds of liquidation under Section 8.2(b) and all other assets and properties of the Partnership shall be applied and distributed as follows in the following order of priority:

(i)            to the payment of the debts and liabilities of the Partnership (excluding any amounts which may be owed to any Partner or any Affiliate of a Partner in respect of Partner’s Loans, but including all other amounts owed to any Partner or any Affiliate of a Partner) and the expenses of liquidation;

(ii)           to establish any reserves that the Managing Partner, or in the event there is no Managing Partner the Partners’ Committee, in accordance with sound business judgment, deems reasonably necessary for any contingent or unforeseen liabilities or obligations of the Partnership, which reserves may be paid over by the Managing Partner or the Partners’ Committee, as applicable, to an escrow agent selected by it to be held by such agent for the purpose of (x) distributing such reserves in payment of the aforementioned contingencies and (y) upon the expiration of such period as the Managing Partner or the Partners’ Committee, as applicable, may deem advisable, distributing the balance thereof in the manner provided in this Section 8.2(c);

(iii)          to pay the accrued and unpaid interest and unpaid principal amount of Partner’s Loans in the proportion that the aggregate outstanding amount of such Partner’s Loans of each Partner and its Affiliates, including accrued and unpaid interest, bears to the total of all such outstanding Partner’s Loans, including accrued and unpaid interest, of all the Partners and their Affiliates;

(iv)          to the Partners in proportion to the positive balance of each Partner’s Capital Account; provided that, if any assets are to be distributed in kind, they will be valued at their Fair Market Value before the distribution.  This adjustment to Fair Market Value will be reflected in an adjustment to the Partners’ Capital Accounts in accordance with the principles of Section 3.4 immediately prior to any liquidating distribution.  No Partner shall have any obligation to make any contribution or payment in respect of a negative balance in its Capital Account.  Distributions pursuant to this paragraph may be distributed to a trust established for the benefit of the Partners for the purposes of liquidating the Partnership assets, collecting amounts owed to the Partnership and paying any contingent or unforeseen liabilities or obligations of the Partnership or of any Partner arising out of or in connection with the Partnership.  The assets of any such trust shall be distributed to the Partners from time to time, in the reasonable discretion of the Partners’ Committee, in the same proportions as the amount distributed to such trust by the Partnership would otherwise have been distributed to the Partners pursuant to this Agreement.

(d)           The Partners and former Partners shall look solely to the Partnership’s assets for the return of their Capital Contributions, and if the assets of the Partnership remaining after payment of or due provision for all debts, liabilities and obligations of the Partnership are insufficient to return such Capital Contributions, the Partners and former Partners shall have no recourse against the Partnership or any other Partner.

(e)           If the value of the Partnership assets, including profits from any sale thereof, is insufficient to pay the liabilities of the Partnership (other than any Partner’s Loans and Capital Contributions), then such additional liabilities and reserve needs shall be funded by the Partners in accordance with their respective Sharing Percentages without giving effect to any reduction or increase in the Sharing Percentage of any Partner pursuant to Section 3.2(b) resulting from one or more defaults under Section 3.1.

(f)            The Partners shall comply with all requirements of applicable law pertaining to the winding-up of the Partnership.

(g)           The Partners acknowledge that this Section 8.2 may establish distribution priorities different from those set forth under applicable law and agree that they intend, to the extent legally permissible, to vary those provisions by this Agreement.

8.3           Purchase Option Upon Bankruptcy of a Partner.  Upon the Bankruptcy of a Partner, any other Partner that is not a Defaulting Partner or Bankrupt (a “Nonbankrupt Partner”) shall have the right, but not the obligation, by notice given to all the Partners within 45 days after such Nonbankrupt Partner obtains actual knowledge of the occurrence of such Bankruptcy, to elect to purchase or cause its Designee to purchase all or a portion of its pro rata share (based on the relative Sharing Percentages of the Nonbankrupt Partners) of the Bankrupt Partner’s Interest.  If any Nonbankrupt Partner elects not to purchase its pro rata portion, the remaining Nonbankrupt Partners, if any, will have the right to elect to purchase the portion declined.  Unless the entire Interest of the Bankrupt Partner is purchased pursuant to this Section 8.3, no portion of its Interest shall be purchased.  If the Nonbankrupt Partners purchase the entire Interest of the Bankrupt Partner, the business of the Partnership shall be continued as a successor business entity without liquidation of the Partnership’s affairs.  The purchase price payable for the Bankrupt Partner’s Interest pursuant to this Section 8.3 shall be 100% of the product of the Fair Market Value of the Partnership times such Bankrupt Partner’s Sharing Percentage.  To the extent there is any disagreement among the Partners as to the value of the Bankrupt Partner’s Interest, such dispute shall be determined by an Appraiser selected jointly by the Nonbankrupt Partners, on the one hand, and the Bankrupt Partner, on the other hand.  If the Partners are not able to agree on an Appraiser, the Nonbankrupt Partners shall jointly select an Appraiser and the Bankrupt Partner shall select an

Appraiser and the Appraisers so selected shall jointly select a third Appraiser, and the Appraiser so selected shall be the Appraiser for purposes of determining the value of such Interest; provided that, if the Bankrupt Partner shall fail to select an Appraiser, the Appraiser selected by the Nonbankrupt Partners shall be the Appraiser for purposes of determining the value of such Interest.  If more than one eligible Partner elects to purchase a Bankrupt Partner’s Interest pursuant to this Section but any Partner fails to tender its share of the purchase price therefor at the closing, then the tendering Partner(s) may elect to purchase the Interest that was to be purchased by such nontendering Partner and shall have an additional 15 days in which to tender payment for the share of the Bankrupt Partner’s Interest that was to be purchased by the nontendering Partner(s).  Any such election by the tendering Partner(s) shall not excuse the default by the nontendering party.

ARTICLE IX

COVENANTS, REPRESENTATIONS AND WARRANTIES

9.1           Compliance with Applicable Law.  Each Partner shall comply with all applicable laws, regulations, rules and orders of governmental authorities the non-compliance with which would have a material adverse effect on the business affairs or financial condition of the Partnership.

9.2           No Restrictive Covenants.  No Partner shall enter into or become subject to any contract, agreement, restriction or covenant (other than an Approved Agreement) which would impair or inhibit the Partnership’s ability to obtain financing without recourse to the Partners (collectively, “Restrictive Covenants”), and each Partner represents and warrants to the other Partners that, on the Effective Date, it is not subject to any Restrictive Covenants.

9.3           Indemnification of Partners; Contribution.  The Partnership shall indemnify and hold each Partner harmless from and against any claim, demand, loss, damage, liability or expense (including, without limitation, amounts paid in settlement, reasonable costs of investigation and reasonable legal expenses) incurred by or against such Partner and arising out of or resulting from any act or omission of the Partnership.  As among the Partners, no Partner shall be liable or bear responsibility for more than its proportionate share (based on its Sharing Percentage) of the liabilities and obligations of the Partnership.  For the purposes of the preceding sentence, a Partner’s Sharing Percentage shall be determined on the date the relevant liability or obligation is incurred, without giving effect to any reduction or increase in such Partner’s Sharing Percentage pursuant to Section 3.2(b) resulting from one or more defaults under Section 3.1.  In the event that (whether before or following any dissolution of the Partnership) any Partner shall be required to pay, discharge or otherwise bear responsibility for any liability or obligation of the Partnership in excess of such Partner’s proportionate share thereof, each other Partner hereby agrees to indemnify, hold harmless and reimburse (directly or through the Partnership) such Partner against and for such other Partner’s respective proportionate share of such excess.  It is the intention of the Partners that, following the operation of this clause, each Partner will have borne exactly its proportionate share of the liability or obligation of the Partnership at issue determined with reference to such Partner’s Sharing Percentage, determined in accordance with the third sentence of this Section 9.3.

9.4           Notice of Change in Control and Indirect Transfer.  In addition to any other notification requirements under this Agreement, each Partner agrees that promptly following the occurrence of an event which constitutes a Change in Control or an Indirect Transfer it will give notice to the other Partners of the Change in Control or Indirect Transfer.

ARTICLE X

MISCELLANEOUS

10.1         Waiver of Partition.  Except as may be otherwise provided by law in connection with the winding-up, liquidation and dissolution of the Partnership, each Partner hereby irrevocably waives any and all rights that it may have to maintain an action for partition of any of the Partnership Property.

10.2         Modification; Waivers.  This Agreement may be modified or amended only with the written consent of each Partner.  Except as otherwise specifically provided herein, no Partner shall be released from its obligations hereunder without the written consent of the other Partners.  The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the party or parties entitled to enforce such term, but any such waiver shall be effective only if in a writing signed by the party or parties against which such waiver is to be asserted.  Except as otherwise specifically provided herein, no delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party hereto of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

10.3         Entire Agreement.  Other than with respect to the Distribution and Transfer Agreement and any writing executed by the parties hereto that specifically refers to this Section 10.3, this Agreement and the documents expressly referred to herein constitute the entire agreement among the Partners with respect to the subject matter hereof and supersede any prior agreement or understanding between or among the Partners with respect to such subject matter.

10.4         Severability.  If any provision of this Agreement, or the application of such provision to any Person or circumstance, shall be held invalid, the remainder of this Agreement or the application of such provision to other Persons or circumstances shall not be affected thereby; provided that the parties shall negotiate in good faith with respect to an equitable modification of the provision or application thereof held to be invalid.

10.5         Notices.  All notices, requests, demands, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given on the date delivered by hand, on the date transmission by telecopy is confirmed by machine answer-back or on the third business day after such notice is mailed by registered or certified mail, postage prepaid, and, pending the designation by notice of another address, addressed as follows:

If to Fox Partner:

c/o Fox Cable Networks Group
10201 W. Pico Blvd.
Building 103

Los Angeles, CA 90035
Telephone: (310) 284-2399
Telecopier: (310) 229.5656
Attention: Executive Vice President and General Counsel

With a copy to:

News Corporation
1211 Avenue of the Americas
New York, New York 10036
Telephone: (212) 852-7000
Telecopier: (212) 768-2029
Attention: Lawrence A. Jacobs, Esq.

and

Hogan & Hartson L.L.P.
875 Third Avenue
New York, New York 10022
Telephone: (212) 918-3000
Telecopier: (212) 918-3100
Attention: Ira S. Sheinfeld, Esq.

If to Rainbow Partner:

c/o Rainbow Media Holdings, LLC
1111 Stewart Avenue
Bethpage, N.Y. 11714
Attention: President

With a copy to Attention: Executive Vice President
Legal and Business Affairs

cc:	Cablevision Systems Corporation
1111 Stewart Avenue
Bethpage, New York 11714

Attention: Executive Vice President and General Counsel

10.6         Successors and Assigns.  Except as otherwise specifically provided herein, this Agreement shall be binding upon and inure to the benefit of the Partners and their legal representatives, successors and permitted assigns.

10.7         Counterparts.  This Agreement may be executed in one or more counterparts, all of which together shall constitute one and the same instrument.

10.8         Headings; Cross-references.  The Article and Section headings in this Agreement are for convenience of reference only, and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

10.9         Construction.  None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Partnership.  No one, including but not limited to the Partners or any creditor of the Partnership or any of its Partners, shall have any rights under this Agreement against any Affiliate of any Partners.

10.10       Property Rights; Confidentiality.  All books, records and accounts maintained exclusively for the Partnership (including, without limitation, marketing reports and all other data whether stored on paper or in electronic or other form), and any contracts or agreements (including, without limitation, agreements for the purchase, lease or license of programming) entered into by or exclusively on behalf of the Partnership, shall at all times be the exclusive property of the Partnership.  All property (real, personal or mixed) purchased with Partnership funds, and all moneys held or collected for or on behalf of the Partnership shall at all times be the exclusive property of the Partnership.  No Partner shall, during the period such Partner is a Partner and for a period ending on the later of two (2) years after such Partner has ceased to be a Partner, disclose any confidential or proprietary information with respect to the Partnership or any Partner, except (i) with the prior written consent of the other Partners; (ii) to the extent necessary to comply with law or the valid order of a court of competent jurisdiction, in which event the party making such disclosure shall so give notice to the other Partners as promptly as practicable (and, if possible, prior to making such disclosure) and shall seek confidential treatment of such information; (iii) as part of its normal reporting or review procedure to its parent companies, its auditors and its attorneys and the securities exchange on which any such parent’s securities are traded from time to time; provided that such Partner shall be liable for any breach by such parent companies, auditors or attorneys of any provision of this Section; (iv) in connection with the enforcement of such Partner’s rights hereunder; (v) disclosures to an Affiliate of, or professional advisor to, such Partner in connection with the performance by such Partner of its obligations hereunder; provided that such Partner shall be liable for any breach by such Affiliate or professional advisor of any provision of this Section; and (vi) to a prospective purchaser of all or a portion of such Partner’s Interest in connection with a sale in accordance with the terms of this Agreement; provided that such Partner shall be liable for any breach by such prospective purchaser of any provision of this Section.  Except as provided in the preceding sentence, no Partner, nor any of its Affiliates, shall, during the periods referred to in such sentence, use any confidential or proprietary information with respect to the Partnership other than for the benefit of the Partnership.

10.11       Non-Recourse.  The obligations of the Partners under this Agreement are solely limited liability company obligations of such entities and no representation, undertaking or agreement made in this Agreement on the part of any Partner was made or intended to be made as a personal or individual representation, undertaking or agreement on the part of any partner, member, incorporator, stockholder, director, officer or agent (past, present or future) of any Partner, and no personal or individual liability or responsibility is assumed by, nor shall any recourse at any time be asserted or enforced against, any such partner, member, incorporator, stockholder, director, officer or agent, all of which recourse (whether in common law, in equity, by statute or otherwise) is hereby forever irrevocably waived and released.

10.12       Further Actions.  Each Partner shall execute and deliver such other certificates, agreements and documents, and take such other actions, as may reasonably be required in connection with the formation and continuation of the Partnership and the achievement of its purposes.

10.13       Survival.  Section 10.10 shall survive the termination of this Agreement, the dissolution of the Partnership, the withdrawal of any Partner and the Transfer of the Interest of any Partner.  Sections 4.4, 4.6 and 9.3 shall survive the termination of this Agreement and the dissolution of the Partnership.

10.14       Governing Law.  The Partnership has been formed and is continued under the laws of the State of New York.  This Agreement shall be governed, construed and enforced in accordance with the laws of the State of New York without regard to principles of conflict of laws.

10.15       No Right of Set-Off.  No Partner shall be entitled to offset against any of its financial obligations to the Partnership under this Agreement any obligation owed to it or any of its Affiliates by any other Partner or any of such other Partner’s Affiliates.

10.16       Expenses of the Parties.  All expenses incurred by or on behalf of the parties hereto in connection with the authorization, preparation and consummation of this Agreement, including, without limitation, all fees and expenses of agents, representatives, counsel and accountants employed by the parties hereto in connection with the authorization, preparation, execution and consummation of this Agreement, shall be borne solely by the party who shall have incurred the same.

10.17       Unregistered Interests.  Each Partner (i) acknowledges that the Interests are being acquired without registration under the Securities Act of 1933, as amended, or under similar provisions of state law, (ii) represents and warrants to the Partnership and the other Partners that it is acquiring the Interest for its own account, for investment and with no view to the distribution of the Interest, and (iii) agrees not to Transfer or attempt to Transfer such Interest in the absence of registration under that Act and any applicable state securities laws or an available exemption from such registration.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers or partners thereunto duly authorized as of the date first written above.

FOX SPORTS RPP HOLDINGS, INC.

By
Name:
Title:

RAINBOW REGIONAL HOLDINGS SUB, L.L.C.

By: Rainbow Regional Holdings, L.L.C.

By: RRH I, LLC,
a member

By
Name:
Title: